UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐       Preliminary Proxy Statement

☐       Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒       Definitive Proxy Statement

☐       Definitive Additional Materials

☐       Soliciting Material Under Rule 14a-12

Pitney Bowes Inc.
(Name of Registrant as Specified in Its Charter)
Hestia Capital Partners, LP Helios I, LP Hestia Capital Partners GP, LLC Hestia Capital Management, LLC Kurtis J. Wolf MILENA ALBERTI-PEREZ TODD A. EVERETT KATIE A. MAY LANCE E. ROSENZWEIG
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Hestia Capital Partners, LP

March 16, 2023

Dear Fellow Pitney Bowes Stockholders:

Hestia Capital Partners, LP, a Delaware limited partnership (together with its affiliates, “Hestia” or “we”), and the other participants in this solicitation are significant stockholders of Pitney Bowes Inc., a Delaware corporation (“Pitney Bowes” or the “Company”), who beneficially own, in the aggregate, 14,656,771 shares of Common Stock, $1.00 par value per share (the “Common Stock”), of the Company. We are seeking your support at the Company’s upcoming annual meeting of stockholders (the “Annual Meeting”) to elect Hestia’s five (5) highly-qualified nominees to the Company’s Board of Directors (the “Board”). We believe the Board needs to be meaningfully reconstituted to help ensure that the Company is being run in a manner consistent with stockholders’ best interests.

We are seeking to add five (5) truly independent, highly qualified directors, who are committed to exploring all opportunities for value creation while serving the best interests of all stockholders in the boardroom. In light of the Company’s longstanding stock price underperformance, declining credit rating and unsuccessful strategy execution under the oversight of the current Board, we contend that the Board is in need of significant change. We strongly believe that stockholders will benefit from a meaningfully reconstituted Board that includes the addition of independent directors with strong, relevant experience, critically needed skill sets, fresh perspectives and a shared objective of enhancing value for the benefit of all Pitney Bowes stockholders. The individuals that we have nominated are highly qualified, motivated by substantial stockholdings in the Company, and capable and ready to serve the best interests of all stockholders of Pitney Bowes. In the event that our director nominees comprise less than a majority of the Board following the Annual Meeting, there can be no assurance that any actions or changes proposed by our director nominees will be adopted or supported by the Board.

The Board is currently composed of eleven (11) directors. According to the Company’s proxy statement, three (3) current directors of the Board, Michael I. Roth, S. Douglas Hutcheson, and David L. Shedlarz, will not be standing for re-election at the Annual Meeting, and nine (9) directors will be elected at the Annual Meeting. Through the attached Proxy Statement and enclosed WHITE universal proxy card, we are soliciting proxies to elect not only our five (5) nominees, but also four (4) of the Company’s nominees whose election we do not oppose. This gives stockholders who wish to vote for our nominees the ability to vote for a full slate of nine (9) nominees in total. Stockholders should refer to the Company’s proxy statement for the names, backgrounds, qualifications and other information concerning the Company’s nominees. Your vote to elect our nominees will have the legal effect of replacing five (5) incumbent directors with our nominees. There is no assurance that any of the Company’s nominees will serve as directors if all or some of our nominees are elected. If all five of our nominees are elected, they will constitute a majority of the Board.

Hestia and the Company will each be using a universal proxy card for voting on the election of directors at the Annual Meeting, which will include the names of all nominees for election to the Board. Stockholders will have the ability to vote for up to nine (9) nominees on Hestia’s enclosed WHITE universal proxy card. Any stockholder who wishes to vote for any combination of the Company’s nominees and our nominees may do so on Hestia’s WHITE universal proxy card. There is no need to use the Company’s gold proxy card or voting instruction form, regardless of how you wish to vote. In any case, we recommend that the stockholders vote in favor of Hestia’s nominees, who we believe are most qualified to serve as directors in order to achieve a Board composition that we believe is in the best interest of all stockholders.

We urge you to carefully consider the information contained in the attached Proxy Statement and then support our efforts by signing, dating and returning the enclosed WHITE universal proxy card today. The attached Proxy Statement and the enclosed WHITE universal proxy card are first being furnished to stockholders on or about March 16, 2023.

If you have already voted for the incumbent management slate on the Company’s universal proxy card, you have every right to change your vote by signing, dating, marking your vote and returning a later dated WHITE universal proxy card or by voting virtually at the Annual Meeting.

If you have any questions or require any assistance with your vote, please contact Saratoga Proxy Consulting LLC, which is assisting us, at its address and toll-free number listed on the following page.

Thank you for your support,

Kurtis J. Wolf
Hestia Capital Partners, LP

If you have any questions, require assistance in voting your WHITE universal proxy card,

or need additional copies of Hestia’s proxy materials,

please contact:

Stockholders call toll-free at (888) 368-0379

Email: info@saratogaproxy.com

ANNUAL MEETING OF STOCKHOLDERS

OF

Pitney Bowes Inc.

_________________________

PROXY STATEMENT
OF
Hestia Capital Partners, LP
_________________________

PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE UNIVERSAL PROXY CARD TODAY

Hestia Capital Partners, LP, a Delaware limited partnership (“Hestia Capital” and, together with its affiliates named herein, “Hestia” or “we”), and the other participants in this solicitation are significant stockholders of Pitney Bowes Inc., a Delaware corporation (“Pitney Bowes” or the “Company”), who beneficially own, in the aggregate, 14,656,771 shares of common stock, $1.00 par value per share (the “Common Stock”), of the Company. We strongly believe that the Board of Directors of the Company (the “Board”) must be meaningfully reconstituted with directors who have the perspectives, skills and expertise to ensure that the Company is being run in stockholders’ best interest. To that end, we have nominated five (5) highly-qualified directors nominees who have strong, relevant backgrounds and who are committed to fully exploring all opportunities to enhance stockholder value. This Proxy Statement and the enclosed WHITE universal proxy card are first being furnished to stockholders on or about March 16, 2023. Accordingly, we are seeking your support at the Annual Meeting of Stockholders scheduled to be held on Tuesday, May 9, 2023, at 9:00 a.m., Eastern Time, virtually at www.cesonlineservices.com/pbi23_vm (including any and all adjournments, postponements, continuations or reschedulings thereof, or any other meeting of stockholders held in lieu thereof) (the “Annual Meeting”). To participate in the Annual Meeting, you must pre-register at www.cesonlineservices.com/pbi23_vm by 9:00 a.m. Eastern Time on May 8, 2023.

We are seeking your support at the Annual Meeting for the following:

1.	To elect Hestia Capital’s five (5) director nominees, Milena Alberti-Perez, Todd A. Everett, Katie A. May, Lance E. Rosenzweig and Kurtis J. Wolf (collectively, the “Hestia Nominees”), for a one-year term each ending at the 2024 annual meeting of stockholders (the “2024 Annual Meeting”) and until his or her successor has been duly elected and qualified, or until such director’s death, resignation or removal;

2.	To vote on a proposal to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023;

3.	To vote on a proposal to approve, on a non-binding advisory basis, the compensation of the named executive officers as disclosed in the Company’s proxy statement. The Board has determined to hold this advisory vote on an annual basis. The next advisory vote is expected to take place at the 2024 Annual Meeting. The Board will review the results and take them into consideration when making future decisions regarding executive compensation; and

4.	To vote on a proposal to approve, on an advisory basis, that the advisory vote to approve executive compensation occurs every year.

The Company has disclosed that the Annual Meeting will be held exclusively online via a live webcast at www.cesonlineservices.com/pbi23_vm. You may only participate in the virtual meeting by registering in advance at www.cesonlineservices.com/pbi23_vm prior to the deadline of 9:00 a.m. Eastern Time on May 8, 2023.

Registered Stockholders

According to the Company’s proxy statement, if you are a registered stockholder (i.e., you hold your shares through the Company’s transfer agent, Broadridge Corporate Issuer Solutions), you may register to participate in the Annual Meeting virtually on the Internet by going to the website www.cesonlineservices.com/pbi23_vm. Please follow the instructions on the Company’s proxy card or other proxy materials that you received, which include a 15-digit control number that you will need in order to complete your registration request, which must be completed no later than 9:00 a.m. Eastern Time, on May 8, 2023. After completing the registration request, stockholders will receive a confirmation email with a link and instructions for accessing the Annual Meeting.

Beneficial Stockholders

According to the Company’s proxy statement, if you hold your shares through an intermediary, such as a bank, broker or other nominee, you must register in advance to participate in the Annual Meeting virtually on the Internet by going to the website www.cesonlineservices.com/pbi23_vm. To register to participate in the Annual Meeting virtually you must obtain a legal proxy from your bank, broker or other nominee, or other communication containing your control number and follow the instructions to complete your registration request, which must be completed no later than 9:00 a.m. Eastern Time, on May 8, 2023. After completing the registration request, stockholders will receive a confirmation email with a link and instructions for accessing the Annual Meeting.

Online check-in for the Annual Meeting will begin at 8:30 a.m. Eastern Time, on May 9, 2023 and you should allow ample time for the online check-in procedures.

The Board is currently composed of eleven (11) directors. According to the Company’s proxy statement, three (3) current directors of the Board, Michael I. Roth, S. Douglas Hutcheson, and David L. Shedlarz, will not be standing for re-election at the Annual Meeting. The Company has disclosed that nine (9) directors can be elected at the Annual Meeting.

Through the attached Proxy Statement and enclosed WHITE universal proxy card, we are soliciting proxies to elect the five (5) Hestia Nominees as well as four (4) of the Company’s nominees whose election we do not oppose, Steve Brill, Mary J. Steele Guilfoile, Sheila A. Stamps and Darrell Thomas (the “Unopposed Company Nominees”). Hestia and Pitney Bowes will each be using a universal proxy card for voting on the election of directors at the Annual Meeting, which will include the names of all nominees for election to the Board. Stockholders will have the ability to vote for up to nine (9) nominees on Hestia’s enclosed WHITE universal proxy card. Any stockholder who wishes to vote for four (4) Company nominees in addition to the Hestia Nominees may do so on Hestia’s WHITE universal proxy card. There is no need to use the Company’s gold universal proxy card or voting instruction form, regardless of how you wish to vote.

Your vote to elect the Hestia Nominees will have the legal effect of replacing five (5) incumbent directors. If all five (5) of the Hestia Nominees are elected, they will constitute a majority of the Board. There is no assurance that any of the Company’s nominees will serve as directors if all or some of the Hestia Nominees are elected. The names, backgrounds and qualifications of the Company’s nominees, and other information about them, can be found in the Company’s proxy statement.

Stockholders are permitted to vote for less than nine (9) nominees or for any combination (up to nine (9) total) of the Hestia Nominees and the Company’s nominees on the WHITE universal proxy card. However, if stockholders choose to vote for any of the Company’s nominees, we recommend that stockholders vote in favor of the Unopposed Company Nominees, who we believe are sufficiently qualified to serve as a director, to help achieve a Board composition that we believe is in the best interest of all stockholders. Hestia urges stockholders using our WHITE universal proxy card to vote “FOR” all of the Hestia Nominees and “FOR” the Unopposed Company Nominees.

IF YOU MARK FEWER THAN NINE (9) “FOR” BOXES WITH RESPECT TO THE ELECTION OF DIRECTORS, OUR WHITE UNIVERSAL PROXY CARD, WHEN DULY EXECUTED, WILL BE VOTED ONLY AS DIRECTED. IF NO DIRECTION IS INDICATED WITH RESPECT TO HOW YOU WISH TO VOTE YOUR SHARES, THE PROXIES NAMED THEREIN WILL VOTE SUCH SHARES “FOR” THE FIVE (5) HESTIA NOMINEES AND THE FOUR (4) UNOPPOSED COMPANY NOMINEES. IMPORTANTLY, IF YOU MARK MORE THAN NINE (9) “FOR” BOXES WITH RESPECT TO THE ELECTION OF DIRECTORS, ALL OF YOUR VOTES FOR THE ELECTION OF DIRECTORS WILL BE DEEMED INVALID.

The Company has set the close of business on March 10, 2023 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). The address of the principal executive offices of the Company is 3001 Summer Street, Stamford, Connecticut 06926. Stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. According to the Company, as of the Record Date, there were 175,315,880 shares of Common Stock outstanding.

As of the date hereof, Hestia Capital, Helios I, LP, a Delaware limited partnership (“Helios”), Hestia Capital Partners GP, LLC, a Delaware limited liability company (“Hestia Partners GP”), Hestia Capital Management, LLC, a Delaware limited liability company (“Hestia LLC”), and the Hestia Nominees (each, a “Participant” and, collectively, the “Participants”) collectively beneficially own 14,656,771 shares of Common Stock (the “Hestia Shares”). We intend to vote such shares FOR the election of the Hestia Nominees and the Unopposed Company Nominees, FOR the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2023, AGAINST approval of the advisory vote on the compensation of the Company’s named executive officers and ONE YEAR under the advisory vote on the frequency of future advisory votes to approve the Company’s executive compensation, as described herein.

We urge you to carefully consider the information contained in this Proxy Statement and then support our efforts by signing, dating and returning the enclosed WHITE universal proxy card today. This Proxy Statement and the enclosed WHITE universal proxy card are first being mailed to stockholders on or about March 16, 2023.

THIS SOLICITATION IS BEING MADE BY HESTIA AND NOT ON BEHALF OF THE BOARD OR MANAGEMENT OF THE COMPANY. WE ARE NOT AWARE OF ANY OTHER MATTERS TO BE BROUGHT BEFORE THE ANNUAL MEETING OTHER THAN AS SET FORTH IN THIS PROXY STATEMENT. SHOULD OTHER MATTERS, WHICH HESTIA IS NOT AWARE OF A REASONABLE TIME BEFORE THIS SOLICITATION, BE BROUGHT BEFORE THE ANNUAL MEETING, THE PERSONS NAMED AS PROXIES IN THE ENCLOSED WHITE UNIVERSAL PROXY CARD WILL VOTE ON SUCH MATTERS IN THEIR DISCRETION.

HESTIA URGES YOU TO SIGN, DATE AND RETURN THE WHITE UNIVERSAL PROXY CARD IN FAVOR OF THE ELECTION OF THE HESTIA NOMINEES.

IF YOU HAVE ALREADY SENT A PROXY CARD FURNISHED BY COMPANY MANAGEMENT OR THE BOARD, YOU MAY REVOKE THAT PROXY AND VOTE ON EACH OF THE PROPOSALS DESCRIBED IN THIS PROXY STATEMENT BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE UNIVERSAL PROXY CARD. THE LATEST DATED PROXY IS THE ONLY ONE THAT COUNTS. ANY PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE ANNUAL MEETING BY DELIVERING A WRITTEN NOTICE OF REVOCATION OR A LATER DATED PROXY FOR THE ANNUAL MEETING OR BY VOTING VIRTUALLY AT THE ANNUAL MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting—This Proxy Statement and our WHITE universal proxy card are available at www.TransformPitneyBowes.com

IMPORTANT

Your vote is important, no matter how few shares of Common Stock you own. Hestia urges you to sign, date, and return the enclosed WHITE universal proxy card today to vote FOR the election of the Hestia Nominees and in accordance with Hestia’s recommendations on the other proposals on the agenda for the Annual Meeting.

•	If your shares of Common Stock are registered in your own name, please sign and date the enclosed WHITE proxy card and return it to Hestia, c/o Saratoga Proxy Consulting, LLC (“Saratoga”) in the enclosed postage-paid envelope today. Stockholders also have the following two options for authorizing a proxy to vote shares registered in their name:

o	Via the Internet at www.cesvote.com at any time prior to 8:00 a.m. (Eastern Time) on the date of the Annual Meeting, and follow the instructions provided on the WHITE universal proxy card; or

o	By telephone, by calling (888) 693-8683 at any time prior to 8:00 a.m. (Eastern Time) on the date of the Annual Meeting, and follow the instructions provided on the WHITE universal proxy card.

•	If your shares of Common Stock are held in a brokerage account or bank, you are considered the beneficial owner of the shares of Common Stock, and these proxy materials, together with a WHITE voting instruction form, are being forwarded to you by your broker or bank. As a beneficial owner, if you wish to vote, you must instruct your broker, trustee or other representative how to vote. Your broker cannot vote your shares of Common Stock on your behalf without your instructions.

•	Depending upon your broker or custodian, you should be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed WHITE voting instruction form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed WHITE voting instruction form in the enclosed pre-paid return envelope.

•	You may vote your shares virtually at the Annual Meeting. Even if you plan to attend the Annual Meeting virtually, we recommend that you submit your WHITE proxy card by mail, internet or telephone by the applicable deadline so that your vote will be counted if you later decide not to attend the Annual Meeting.

As Hestia is using a “universal” proxy card containing all five (5) of the Hestia Nominees as well as the Company’s nominees, there is no need to use any other proxy card regardless of how you intend to vote. Hestia strongly urges you NOT to sign or return any gold proxy cards or voting instruction forms that you may receive from the Company. Even if you return the gold management proxy card marked “withhold” as a protest against the incumbent directors, it will revoke any proxy card you may have previously sent to us.

If you have any questions, require assistance in voting your WHITE universal proxy card,

or need additional copies of Hestia’s proxy materials,

please contact:

Stockholders call toll-free at (888) 368-0379

Email: info@saratogaproxy.com

BACKGROUND TO THE SOLICITATION

The following is a chronology of events leading up to this proxy solicitation:

•	On September 14, 2021, Hestia began acquiring its current position in Pitney Bowes.

•	On November 20, 2021, Hestia contacted the Company’s investor relations team (“Investor Relations”) to schedule a call to discuss the Company and recent quarterly results.

•	On November 23, 2021, Hestia held an introductory call with representatives of the Company, during which they discussed an overview of Pitney Bowes’ businesses. For the next several months, Hestia and the Company held several virtual meetings and exchanged email correspondence.

•	On February 22, 2022, after several calls with Investor Relations, Hestia requested a call with the Company’s CEO, Marc B. Lautenbach, and Chief Financial Officer, Ana Maria Chadwick, to discuss the Company’s business. Investor Relations requested that Hestia provide proof of its stated 1% ownership as a precondition of arranging a call with such parties, which Hestia subsequently provided.

•	On March 8, 2022, Hestia followed up with Investor Relations to ask for an update on its request for a call with Mr. Lautenbach and Ms. Chadwick.

•	On March 9, 2022, Investor Relations responded to Hestia’s request for a call with Mr. Lautenbach and Ms. Chadwick, which was scheduled for March 16, 2022.

•	On March 16, 2022, Kurtis J. Wolf and Lee Miles of Hestia had a video call with Mr. Lautenbach, Ms. Chadwick and two members of Investor Relations to discuss Hestia’s investment in the Company, with a focus on the Company’s domestic parcel business, the declining revenue of the Company’s Borderfree business, its Crossborder logistics business, and the Company’s future financial targets and their achievability. Mr. Wolf found Mr. Lautenbach to be very laid-back during the call and, when Mr. Wolf mentioned that Hestia had increased its ownership to approximately 1.9 million shares of Common Stock, Mr. Lautenbach responded that he owned more shares.

•	On April 21, 2022, Investor Relations emailed Mr. Wolf asking to discuss the Company’s proxy statement filed with the Securities and Exchange Commission (“SEC”) on March 18, 2022. On the subsequent call between Ned Zachar, Vice President of Investor Relations, and Mr. Wolf, Mr. Zachar asked for Hestia’s support with respect to the proposal to approve the Company’s amended and restated 2018 Stock Plan, which Institutional Shareholders Services Inc. had recommended that stockholders vote against. Mr. Wolf told him that Hestia was still deciding how to vote and would get back to him. Following this call, Mr. Wolf called Mr. Zachar to inform him that Hestia would be voting against the Company’s proposal based on the Company’s significant stock overhang and what was, in Hestia’s view, long-term underperformance by management.

•	On May 25, 2022, Hestia attended a tour of Pitney Bowes’ Atlanta facilities with representatives of the Company and external buy- and sell-side analysts.

•	On June 28, 2022, representatives of Hestia had a call with Ms. Chadwick and other representatives from the Company to discuss certain aspects of the Company’s business. Hestia was alarmed over what Hestia believed to be Ms. Chadwick’s inability to speak to a variety of debt and liquidity related issues at the Company. In addition, Mr. Wolf notified Investor Relations that Hestia would be sending them a letter, and requested that it be forwarded to the Board. Mr. Zachar responded that he would share the letter with Mr. Lautenbach and Ms. Chadwick.

•	On July 1, 2022, in a virtual meeting between Hestia and Investor Relations, Mr. Wolf outlined his thesis for value creation at Pitney Bowes, which Mr. Wolf stated would be detailed in a letter to the Board.

•	On July 6, 2022, Hestia sent a private letter to Investor Relations for distribution to the Board ahead of the upcoming Board meeting (the “Board Letter”), and requested confirmation upon its delivery to the Board. The Board Letter highlighted that Hestia owned approximately 2% of the outstanding shares of Common Stock and has a long track record of engaging with boards and management teams to enhance stockholder value at other companies. The Board Letter set forth Hestia’s desire to engage privately with the Board, including a near-term meeting, to discuss opportunities to enhance stockholder value at the Company. The Board Letter also encouraged the members of the Board to make significant purchases of the Company’s shares to demonstrate their commitment to the future of the Company and to better align their interest with the Company’s stockholders.

•	Later on July 6, 2022, Mr. Lautenbach wrote to Mr. Wolf acknowledging receipt of the Board Letter without confirming whether it had been shared with the entire Board. Mr. Lautenbach added that he believed a conversation the following week between Hestia and the Company would be constructive. Hestia responded and requested confirmation of when the Board Letter would be shared with the entire Board. In addition, Hestia emphasized that it hoped to have a productive conversation, and noted their common goal of creating value for all Company stakeholders.

•	After several requests that the letter be shared with the Board, Hestia informed Mr. Zachar that they would feel compelled to share the letter publicly if management would not confirm that distribution had occurred. It was only after this comment that Mr. Zachar informed Mr. Wolf that the letter had been shared with the Board.

•	In early July 2022, in response to Hestia’s request for a call with the Board, the Company set up a call with representatives of Hestia and Daniel J. Goldstein, the Company’s Executive Vice President and Chief Legal Officer, Messrs. Lautenbach and Zachar, and Ms. Chadwick, to be held on July 12, 2022. Hestia found the call to be wholly unproductive, as Mr. Lautenbach would not, in Hestia’s view, engage in meaningful dialogue nor provide any reaction from the Board to the Board Letter, claiming that sharing such details would constitute sharing material non-public information (“MNPI”).

•	On July 29, 2022, Hestia had a call with Mr. Lautenbach, Ms. Chadwick and the head of Investor Relations to discuss the Company’s quarterly results and a variety of strategic matters, including the poor performance of Global Ecommerce (“GEC”) and ways to enhance value.

•	On August 15, 2022, Hestia sent an email to Mr. Lautenbach noting that Hestia was surprised that Mr. Lautenbach believed sharing any details regarding the Board’s reaction to the Board Letter would constitute MNPI, and that this position was creating a one-sided dialogue in Hestia’s view. Hestia stated that it would rather err on the side of caution and wouldn’t push the issue, but listed a variety of questions that it believed the Company should answer during its next public presentation to the investment community. Hestia requested that the email be shared with the Board, and if the Board believed productive dialogue was possible, that Mr. Lautenbach propose some times for a discussion between Hestia and the Board.

•	On September 28, 2022, Hestia participated in the Company’s facility tours in California, and sought to use this opportunity to once again attempt to get the Company’s management to begin collaborating productively with Hestia.

•	On October 11, 2022, Hestia sent Mr. Lautenbach a private letter, and asked him to forward it to the Board. In the letter, Hestia highlighted the massive disparity between management’s financial projections and what the Company’s then current share price implied with respect to the future of the Company. Hestia also reiterated its previously stated desire to work with the Board collaboratively, and suggested the Company begin reciprocating this interest in the discussions following the announcement of the Company’s third quarter earnings.

•	On November 1, 2022, Pitney Bowes reported its third quarter earnings, missing analyst expectations, including the continued poor performance of GEC. Hestia sent an email to Mr. Lautenbach informing him that Hestia was nearing 5% ownership of the outstanding shares of Common Stock, and again requested the opportunity to speak with the Board.

•	On November 10, 2022, more than four months after initially requesting to speak with the Board, Hestia had its first opportunity to do so. Hestia presented a slide deck entitled “Collaborating to Create Long-Term Value,” to Mr. Lautenbach, Michael I. Roth and Anne M. Busquet. This deck highlighted the Company’s unsuccessful ecommerce strategy that Hestia believed led to a roughly 80% decline in share price during the years following the Company’s purchase of Borderfree. Given that the Company had, in Hestia’s view, continued to refuse to engage in a meaningful two-way dialogue, Hestia proposed adding three new directors and the formation of a Strategic Planning and Capital Allocation Committee. Hestia also emphasized that their main interest was seeing the business improve, and that Hestia was open to solutions other than what was presented, so long as it resulted in an improvement in the future performance of the Company. Disappointed with the lack of engagement during the call, Mr. Wolf followed up with a thank you email to Mr. Lautenbach, asking for an informal follow-up call, which was set up for the next day.

•	On November 11, 2022, Messrs. Lautenbach and Wolf had a follow-up call. Mr. Wolf attempted to gently highlight the Company’s extreme vulnerability and suggested working together, which elicited no response from Mr. Lautenbach. Mr. Wolf emphasized that Hestia’s main goal is to see positive change at the Company and Hestia remained open to any/all solutions that will achieve that aim. At one point during the call, Mr. Lautenbach suggested that if Hestia was unhappy with Company management, his advice would be for them to exit their investment in the Company.

•	Later on November 11, 2022, Mr. Wolf sent a thank you note to the Board for the opportunity to present its ideas during the November 10, 2022 meeting. The email included the slide deck which was presented, and a proposed term sheet for a potential cooperation framework between Hestia and the Company, which contemplated the addition of three Hestia nominees to the Board.

•	Between November 11, 2022 and November 16, 2022, Hestia’s legal counsel and the Company’s legal counsel entered into discussions on a proposed cooperation framework. Hestia requested that the parties agree to a general non-binding framework for an agreement between the parties prior to sharing the names of any of its proposed potential director candidates. The Company insisted on interviewing Hestia’s candidates prior to confirming whether the Company could agree to the proposed framework, despite it being non-binding. Hestia relented and shared the names of Katie May (one of the current Hestia Nominees) and another proposed candidate (“Candidate A”).

•	On November 16, 2022, Mr. Roth, on behalf of the Board, wrote to Mr. Wolf stating the Company’s willingness to consider Ms. May and Candidate A as potential director candidates. The Board also informed Mr. Wolf that they were prepared to begin the interview process for both candidates. Later that day, Hestia requested that the Company consider Mr. Wolf as one of the director candidates for addition to the Board.

•	On November 17, 2022, Mr. Roth confirmed with Mr. Wolf that Pitney Bowes would invite all of Hestia’s proposed director candidates to be interviewed.

•	Later on November 17, 2022, Hestia’s legal counsel proposed Ken McBride as an additional director candidate for Pitney Bowes’ consideration. The Board subsequently agreed to interview Mr. McBride.

•	During the week of November 20, 2022, the Company shared its director candidate questionnaires with Hestia’s four candidates, which were completed and returned to the Company.

•	Between November 21 and December 2, 2022, certain members of the Board, including Mr. Roth, Ms. Busquet, Ms. Sanford and Mr. Dutkowsky, interviewed Mr. Wolf, Ms. May, Mr. McBride and Candidate A.

•	On November 21, 2022, Hestia filed an initial Schedule 13D (the “Schedule 13D”) reporting ownership of approximately 6.9% of the Company’s outstanding shares of Common Stock. Hestia intentionally omitted certain significant critical commentary of the Company in an effort to help make it easier to find common ground in negotiations with the Board.

•	In late November 2022, Hestia was contacted by a reporter asking for comment regarding news that the Company was in discussions with a personal friend of Mr. Lautenbach to add this individual to the Board as a stockholder representative. Ultimately, however, the reporter did not publish a story.

•	On December 5, 2022, Hestia’s legal counsel reached out to the Company’s legal counsel to express Hestia’s displeasure in learning that the Company was apparently attempting to undertake a seemingly defensive Board refreshment while putting up a façade of working with Hestia. Hestia’s legal counsel requested that the Company no longer communicate with any of Hestia’s proposed director candidates in light of the Company’s actions while it was purportedly engaging with Hestia on Board composition.

•	Later on December 5, 2022, the Company’s legal counsel sent a revised term sheet to Hestia’s legal counsel. Later that day, Hestia’s legal counsel emailed a revised term sheet to the Company’s legal counsel.

•	On December 7, 2022, despite Hestia’s request that the Company cease attempting to contact the Hestia’s proposed directors candidates, Mr. Lautenbach called Ms. May and Candidate A. Ms. May answered the phone and Mr. Lautenbach inquired about whether Ms. May was interested in joining the Board independent from an agreement between the Company and Hestia. Similarly, Mr. Lautenbach called Candidate A, who did not answer his phone, or return the call, believing that the call was inappropriate in light of Hestia’s earlier request.

•	Later on December 7, 2022, Candidate A informed Hestia that he was no longer interested in serving on the Board, as he believed the actions of the Board were indicative of significant entrenchment and that any settlement would result in him being a part of the Board for appearances only.

•	Later on December 7, 2022, the Company’s legal counsel sent a proposal to Hestia’s legal counsel that, among other things, proposed appointing Ms. May and Candidate A to the Board in exchange for Hestia agreeing to a two year standstill. Hestia’s legal counsel responded indicating that Candidate A was no longer willing to serve on the Board and requested that the Company consider adding Messrs. McBride or Wolf in his stead. The Company refused to consider adding Messrs. McBride or Wolf, leading to a breakdown in negotiations. The Company also refused to consider adding other independent and qualified candidates, leading Hestia to conclude that the Board was never open to the suggested framework of adding three Hestia nominees.

•	On December 9, 2022, Hestia’s legal counsel had a call with the Company’s legal counsel to discuss Hestia’s candidates and a potential cooperation framework.

•	On December 12, 2022, Hestia filed an amendment to its Schedule 13D, disclosing ownership of approximately 7.2% of the outstanding shares of Common Stock, and which included an open letter to the Company’s stockholders highlighting Hestia’s concerns with the Company and announcing Hestia’s plans to nominate a majority slate to the Board. The Company’s share price closed up more than 12% from the share price as of market close on the prior trading day.

•	On December 13, 2022, Hestia’s legal counsel requested a copy of the representation agreement required by the Bylaws (as defined below) to be signed by any director candidate nominated by a stockholder, which was provided by the Company’s legal counsel.

•	In early January 2023, Hestia discovered that at least four of GEC’s top executives left the Company in December. The significant number of departures caused Hestia to become even more concerned with the Company’s seemingly unsuccessful strategy.

•	On January 11, 2023, Hestia’s legal counsel met with the Company’s legal counsel and discussed a potential cooperation framework.

•	On January 16, 2023, Hestia’s legal counsel proposed yet another potential cooperation framework to the Company’s legal counsel.

•	On January 18 and 19, 2023, Hestia’s legal counsel and the Company’s legal counsel exchanged emails, and the Company’s legal counsel promised to revert with feedback from the Board regarding Hestia’s proposal during the Week of January 23.

•	On January 23, 2023, Hestia delivered a notice of nomination (the “Nomination Notice”) to the Company nominating Milena Alberti-Perez, Todd A. Everett, Carl J. Grassi, Katie A. May, Kenneth T. McBride, Lance E. Rosenzweig and Kurtis J. Wolf (the “Original Hestia Nominees”) as candidates for election to the Board at the Annual Meeting. Hestia also issued a press release announcing that it delivered the Nomination Notice and a presentation highlighting its concerns with the Company and the need for change. The Company also issued a press release acknowledging Hestia’s delivery of the Nomination Notice. The Company’s share price closed up more than 6% from the share price as of market close on the prior trading day.

•	Also on January 23, 2023, Hestia delivered a letter to the Board requesting that the Board take the necessary actions to consider the election of the Original Hestia Nominees not to be a change in control under certain of the Company’s material contracts and agreements.

•	On January 24, 2023, Hestia filed an amendment to its Schedule 13D disclosing ownership of approximately 7.2% of the outstanding shares of Common Stock, the delivery of the Nomination Notice, and attaching the stockholder presentation highlighting Hestia’s concerns with the Company and the need for change.

•	Also on January 24, 2023, Hestia delivered a books and records demand for stockholder list materials to the Company.

•	On January 31, 2023, the Company reported its fourth quarter earnings results, which missed consensus earnings per share, and GEC reported full year EBITDA losses greater than the prior year. Despite such results, management again expressed confidence that their strategy was working.

•	Also on January 31, 2023, the Company’s legal counsel sent a letter to Hestia’s legal counsel in response to Hestia’s books and records demand and subsequently provided the requested materials. On the same day, the Company’s legal counsel sent a letter to Hestia’s legal counsel in response to Hestia’s letter regarding the change in control provisions under the Company’s material contracts, stating that the Board would consider approving the Original Hestia Nominees for the sole purpose of these change in control provisions.

•	On February 7, 2023, the Company’s legal counsel called Hestia’s legal counsel to discuss a potential settlement framework between the Company and Hestia involving changes to the composition of the Board, including the departure of two directors at the Annual Meeting. Notably, the proposed settlement framework did not include the establishment of a Strategic Planning and Capital Allocation Committee or any similar committee.

•	On February 8, 2023, counsel for Hestia reached out to counsel for the Company to offer a counterproposal and did not receive a response all day.

•	On February 9, 2023, counsel for Hestia informed counsel for the Company that Hestia would agree to the Company’s proposal with certain adjustments, including a willingness to add fewer new directors to the Board than the Company was offering, provided that Messrs. Lautenbach and Roth would be the two directors who would leave the Board. The Company ultimately rejected the proposal and did not offer a counterproposal.

•	Also on February 9, 2023, the Company’s legal counsel informed Hestia’s legal counsel that the Board had approved the Original Hestia Nominees for the sole purpose of the change in control provisions in certain of the Company’s debt instruments.

•	On February 14, 2023, Mr. Wolf sent an email to members of the Board. In the email, Mr. Wolf proposed yet another potential settlement framework in an effort to avoid a proxy contest. This proposal included commencing a search to replace Mr. Lautenbach as CEO of the Company and did not include the departure of any independent directors at the 2023 Annual Meeting.

•	On February 21, 2023, Mr. Roth and Ms. Busquet had a call with Mr. Wolf. During this call, Ms. Busquet, Mr. Roth and Mr. Wolf discussed a revised settlement framework involving changes to the composition of the Board. During this call, Mr. Roth said that the Board would not consider Mr. Lautenbach’s departure as the part of a deal. No agreement was reached on the call.

•	On February 24, 2023, Mr. Wolf was interviewed on Yahoo! Finance, during which he reiterated his belief that the Company’s strategy was proving unsuccessful and that leadership changes were needed. The Company’s share price, which had been down prior to the airing of the interview, ended the day up over 4%.

•	On March 2, 2023, Hestia filed an amendment to its Schedule 13D disclosing ownership of approximately 8.4% of the outstanding shares of Common Stock.

•	Also on March 2, 2023, the Company announced (i) that it had expanded the sized of the Board from nine (9) to eleven (11) directors, (ii) the appointments of Steven Brill and Darrell Thomas to the Board, effective immediately, (iii) that Board Chair Michael I. Roth and directors S. Douglas Hutcheson and David L. Shedlarz would not stand for re-election at the Annual Meeting, and (vi) that Bob Dutkowsky would immediately assume the role of Non-Executive Chair of the Board.

•	Also on March 2, 2023, the Company filed its preliminary proxy statement with the SEC.

•	Subsequent to the announcement by the Company on March 2, 2023 regarding what was, in Hestia’s view, a much needed, yet reactionary and defensive, refresh of the Board, Hestia considered reducing its slate of nominees.

•	On March 6, 2023, Hestia delivered a notice to the Company withdrawing its nomination of Carl J. Grassi and Kenneth T. McBride.

•	Also on March 6, 2023, Hestia filed a preliminary proxy statement and issued a press release announcing the filing of its preliminary proxy statement.

•	On March 8, 2023, Hestia filed an amendment to its Schedule 13D disclosing ownership of approximately 8.4% of the outstanding shares of Common Stock and the withdrawal of its nomination of Carl J. Grassi and Kenneth T. McBride.

•	On March 14, 2023, the Company filed its definitive proxy statement with the SEC.

•	On March 15, 2023, Hestia filed a revised preliminary proxy statement with the SEC.

•	On March 16, 2023, Hestia filed this definitive proxy statement with the SEC.

REASONS FOR THE SOLICITATION

We Believe Pitney Bowes Needs a More Meaningfully Reconstituted Board and New Leadership to Reevaluate its Unsuccessful, Value-Destructive Strategy

Hestia, which manages a long-term capital base anchored by our founder’s personal net worth, is a value-oriented investment firm that leverages strategic and operational experience to invest in undervalued companies that are either misunderstood or mismanaged. Hestia is not an “activist investor” and has gone to great lengths to avoid public campaigns during our nearly 15-year history. That is why we began privately engaging with Pitney Bowes over a year ago, with the goal of providing analysis and suggestions to help the Company’s long-tenured leadership begin a much-needed, value-enhancing turnaround.

Throughout our engagement with Chief Executive Officer Marc Lautenbach and other long-tenured members of the Board, we have shared our view that leadership’s long-term strategy of growing the Company’s Global Ecommerce (“GEC”) segment to “scale” has objectively failed. Leadership’s years-long effort has resulted in declining earnings, consistent guidance misses, six credit ratings downgrades, and negative total stockholders returns (“TSR”) over every relevant time horizon. Although GEC is a highly valuable business, we believe current leadership is pursuing a misguided strategy that makes little sense in the context of its competitive landscape. This view is supported by the fact that GEC EBIT has declined every year since 2015. We, therefore, have consistently encouraged Pitney Bowes to adapt its GEC-centric strategy and/or identify a viable strategic alternative for the segment.

In our interactions with Mr. Lautenbach and other directors, we have gone beyond diagnosing the sources of long-term value destruction. We have shared our view that Pitney Bowes’ cash-generating segments – SendTech and Presort – are exceptional businesses that can underpin long-term stock price appreciation once they are prioritized and properly managed. We explained that putting more resources behind SendTech and Presort will lead to enhanced margins and potential revenue growth. If GEC’s high level of cash burn is finally remedied, SendTech and Presort’s significant cash generation can ultimately be applied to addressing looming debt maturities, making targeted investments and supporting other accretive capital allocation initiatives. To be clear, Hestia has long-term goals for Pitney Bowes and wants to be a stockholder for years to come.

Given that Pitney Bowes’ TSR is approximately -50% during Marc Lautenbach’s 10+ years as Chief Executive Officer, we assumed the Board would want to collaborate with us after evaluating our analysis and recommendations last year.1 This led us to try to engage with the Board in two way dialogue, with no set demands. However, the Board refused to respond to our thoughts on the business, claiming that it would constitute Material Non-Public Information (MNPI). Consequently, we proposed the addition of three Hestia designees to the Board and the formation of a new Strategic Planning and Capital Allocation Committee in November 2022, which would allow for discussion without concerns about MNPI. We conveyed that if our two sides could agree on this level of change, Hestia would not seek (i) the immediate removal of any directors, (ii) the removal of management, (iii) an immediate sale of underperforming assets, (iv) Board fees for our founder or (v) reimbursement for any costs related to our negotiations. We also took the step of making several director candidates available for interviews, as discussed below. Our goal was to begin working with the Board immediately in light of the compounding challenges and risks being shouldered by the Company’s stockholders and creditors.

Ultimately, despite claims of interest in a compromise, Pitney Bowes refused to discuss a non-binding framework for collaboration without us taking the unusual step of first providing access to our director candidates. Despite our willingness to take this good faith concession, Pitney Bowes took the following actions late last year in response to our overture and ideas for value creation:

1 TSR data was obtained via Bloomberg and includes dividends reinvested. TSR data runs through the close of trading on November 18, 2022, which is the last day of trading prior to Hestia filing its Schedule 13D with the SEC.

1.	Began working with several high-priced advisors, including two law firms, a bulge bracket investment bank, a global public relations agency and a specialized proxy solicitation firm for so-called “activism defense” purposes. This was done while Hestia was trying to achieve a principal-to-principal agreement that would obviate any plausible reason for such a waste of stockholders’ capital.

2.	Rejected the idea of forming a committee of independent directors to evaluate strategic change and improved capital allocation that are urgently needed in our view.

3.	Rejected the appointment of a Hestia principal as a director, despite the Company’s track record of negative shareholder returns over the most recent 1-, 3-, 5-, 10-, and 20-year period and the Board lacking a meaningful stockholder representative.

4.	Rejected the appointment of the former Chief Executive Officer of Stamps.com as a director, despite his roughly 20-year track record of objectively superior value creation and outperformance of Pitney Bowes in the postage and shipping label categories.

5.	Apparently went behind our back to recruit one of Mr. Lautenbach’s personal contacts, a Connecticut-based hedge fund manager who owns little-to-no stock, to join the Board as a “stockholder representative,” while purportedly negotiating with us at the same time, which ultimately compelled our legal counsel to request that the Company and/or its representatives cease attempting to contact our candidates, as we believed this move confirmed that negotiations were not serious, but rather a tactical defense move by the Board.

6.	Apparently went behind our back to try and get two of our director candidates to join the Board in a manner that would help reduce pressure on the Company to formally collaborate with Hestia or have to undertake any of the other value enhancing initiatives that we have been advocating for. This occurred after we had already requested that the Company cease attempting to contact our candidates as set forth above. In fact, the Board’s tactics caused one our candidates to no longer want to serve as a director. To be clear, this exact outcome is why, in our experience, shareholders almost never share candidate names with companies before a framework is agreed to, and further confirms our belief that the Company was not engaging with us in good faith.

Earlier this month, despite our belief that we would secure a change in the majority of the Board via an election contest, we made another attempt to compromise in light of, what appears to be, the Company’s continued financial deterioration. The Board quickly rejected our proposal to add three highly qualified directors and commence an orderly process for replacing Mr. Lautenbach (which seems even more necessary now given the Company’s recent results, credit downgrades and reiteration of its commitment to an unsuccessful strategy). Notably, we did not demand the appointment of a Hestia principal or the removal of any independent directors. We made our proposal after assessing Pitney Bowes’ recent full-year financial results, evaluating stockholder feedback and reviewing the numerous instances in which companies have agreed to collaborate with investors on succession plans. Although Pitney Bowes seems to be accusing us of changing our requests, our variety of offers were simply an effort to be flexible, open-minded, and creative in our efforts to reach a resolution, yet the Board seems to remain obstinate in negotiations and in its pursuit of the Company’s unsuccessful strategy.

We believe the Board’s rejection of our latest attempt to compromise and its self-directed refresh, which we deem incrementally positive, unfortunately still reinforces the notion that the Board is most concerned with protecting Mr. Lautenbach and the value destructive status-quo. In light of this, we are seeking to elect five (5) highly qualified and independent director candidates who collectively possess capital allocation and debt reduction acumen, corporate governance expertise, relevant sector backgrounds, operating and transaction experience, and ownership perspectives – all of which we believe are urgently needed at Pitney Bowes. We look forward to positioning a properly reconstituted Board to implement a viable long-term strategy that prioritizes core, cash-generating segments that have margin expansion potential and reversing the growing losses at GEC.

Mr. Lautenbach, Mr. Dutkowsky and Other Long-Serving Board Leaders Have Presided Over the Sustained Destruction of Stockholder Value

We believe a board of directors should be judged by the quality of the leadership team it puts in place, the execution and outcomes delivered by such leadership team and the effectiveness of a company’s strategy. Based on that criterion, we contend that the individuals we want to replace have failed stockholders. As evidence, $100 invested in Pitney Bowes at the start of Mr. Lautenbach’s tenure as Chief Executive Officer is worth roughly $50, while $100 invested in the S&P 500 is worth approximately $341.2 Likewise, $100 invested in Pitney Bowes at the start of Mr. Dutkowsky’s nearly five-year tenure on the Board is worth roughly $48, while $100 invested in the S&P 500 is worth approximately $154.3 We find it incredibly concerning that the Board has opted to retain Mr. Lautenbach and install Mr. Dutkowsky – a fellow IBM alumnus who appears to have close ties to Mr. Lautenbach – as Chair.

	1-YEAR TSR	3-YEAR TSR	5-YEAR TSR	10-YEAR TSR
Pitney Bowes	-49%	-13%	-52%	-47%
S&P 500	-14%	33%	68%	254%
S&P 600	-14%	30%	44%	219%
Russell 2000	-21%	21%	32%	172%

Source: TSR data was obtained via Bloomberg and includes dividends reinvested. TSR data runs through the close of trading on November 18, 2022, which is the last day of trading prior to Hestia filing its Schedule 13D with the SEC.

In addition to years of negative TSR, Pitney Bowes’ leadership has overseen significant deterioration in the Company’s credit rating. Compounding this issue is the fact that the Company seems intent on continuing to pursue growth rather than cash flow despite $1.77 billion in debt coming due over the next six years. Specifically, Pitney Bowes’ Senior Unsecured Credit Rating has declined from an investment grade rating of Baa2 in September, 2016 to a current “junk” rating of B2 at Moody’s. Credit ratings declines have been similar at S&P Global Ratings. In fact, when putting Pitney Bowes on negative credit watch for potential further downgrade in a report late last year, S&P Global Ratings noted that“[t]he path to sustainable growth and EBITDA generation from the GEC segment—critical in our view to the long-term health of Pitney Bowes—remains muddled and once again delayed.”4 From our vantage point, this observation validates our case for quickly adapting the Company’s strategy so it is no longer pinned to “growth at all costs” within GEC.

We Contend Mr. Lautenbach, Mr. Dutkowsky and Other Long-Serving Board Leaders Have Presided Over Years of Strategic Missteps and Capital Allocation Mistakes

Since 2015, when Mr. Lautenbach and other long-serving directors began their “GEC-growth strategy”, GEC has consumed approximately $775 million in cash on the acquisition of BorderFree and Newgistics, net of proceeds from the subsequent sale of BorderFree, and we estimate that the segment has consumed over $295 million in free cash flow.5 Despite this roughly $1.1 billion investment, GEC generated its largest ever EBIT loss of over $100 million in 2022, compared to EBIT profit of $5 million in 2015.6 The cash that has been invested in destroying the profitability of the GEC business could have been used to pay down roughly half of the Company’s outstanding debt – a move which almost certainly would have allowed the Company to maintain its investment grade rating and better reward stockholders for their investment. We believe the following missteps reinforce the need for leadership changes well beyond what was announced as part of the Board’s insufficient refresh:

2 TSR data was obtained via Bloomberg and includes dividends reinvested. TSR data runs through the close of trading on November 18, 2022, which is the last day of trading prior to Hestia filing its Schedule 13D with the SEC.

3 TSR data was obtained via Bloomberg and includes dividends reinvested. TSR data runs through the close of trading on November 18, 2022, which is the last day of trading prior to Hestia filing its Schedule 13D with the SEC.

4 https://disclosure.spglobal.com/ratings/en/regulatory/article/-/view/type/HTML/id/2915261.

5 Due to lack of working capital, and other, numbers, we estimate Free Cash Flow to be equal to EBITDA less CapEx for GEC from 2015 to 2022.

6 Company SEC filings

•	Failed to aggressively pursue shipping label acquisitions, such as ShipStation, ShippingEasy.com and Endicia, that were strategic fits with SendTech’s postage meter business and were the driving force in Auctane’s (f/k/a Stamps.com) significant revenue, EBITDA and market valuation growth over its final several years as a public company.

•	Prioritized organic growth over profit maximization in the Presort segment.

•	Underinvested in CapEx for Presort, which could have helped increase higher margins.

•	Underinvested in tuck-in acquisitions that would have maximized the value of a profit, not organic growth, focused Presort strategy.

•	Spent approximately $400 million on BorderFree, which was mismanaged and ultimately sold for $100 million.

•	Spent approximately $475 million on Newgistics acquisition, then pivoted to a failed strategy that turned a profitable growth business into a highly unprofitable business.

•	Failed to use the core segments’ considerable cash flow to repurchase stock and debt at all-time lows.

•	Failed to unlock approximately $200 million in restricted cash at the bank for 10+ years.

For stockholders not intimately familiar with Pitney Bowes’ segments, we want to take the opportunity to underscore their challenges and opportunities:

1.	Sending Technology Solutions (SendTech Solutions) – Segment includes Pitney Bowes’ highly valuable shipping label business and postage meter business which has more than 70% of the international and domestic market. The segment’s dominant global position allows the segment to generate consistent and strong cash flow. Although the postage meter industry is relatively stagnant, the related shipping label industry is highly profitable and continues to grow. Unfortunately, Pitney Bowes has failed to meaningfully participate in the consolidation of the shipping label industry, which has allowed Auctane LLC (formerly known as Stamps.com Inc.) to gain market share and become the dominant player in the space. We believe there are numerous opportunities to drive profitable growth in the shipping label business which could help mitigate anticipated future declines in the postage meter business.

2.	Presort Services – Segment includes Pitney Bowes’ U.S. mail sortation services and is currently the largest player in the space, with an estimated 25% of the market. This industry is also generally viewed as experiencing low-to-negative growth. Although margins in this segment have declined from 22% in 2015 to 14% in 2022, we believe that steps can be taken to reverse some of the decline. First, we believe that the Company has “pricing power” that can be leverage to improve margins, at the expense of market share gains. Additionally, our research leads us to believe that the Company has failed to fund necessary capital expenditures, which in turn has slowed earnings growth for the segment. We contend that operating a more profitable – albeit stagnant or slowing shrinking – segment would also allow for more value-creation through tuck-in acquisitions.

3.	Global Ecommerce, or GEC – Segment includes the digital services, cross-border services and domestic parcel businesses. Based on our research and conversations with management, we believe that the digital services business is approximately 12.5% of the segment’s revenue and has single-digit margins. Similarly, the cross-border services business appears to be approximately 12.5% of the segment’s revenue and was profitable until the recent strengthening of the U.S. dollar. Additionally, the Company recently extended its contract with eBay, Inc., which we believe is at less favorable terms than the prior contract, further contributing to unprofitability in the service line. The domestic parcel business accounts for approximately 75% of the segment’s revenue, and has been increasingly unprofitable since the business was purchased in 2017 (the “Newgistics acquisition”). At the time of the Newgistics acquisition, we estimate that annualized revenues were approximately $300 million and EBITDA margins were approximately 5% to 10%. Since that time, revenue has increased dramatically to approximately $1.2 billion in 2022, while EBITDA margins have dropped to an estimated -1%. Additionally, if corporate expenses are allocated on a revenue basis, EBITDA margins would drop to approximately -7% in 2022. We believe this decline in EBITDA is largely driven by a misguided strategy of shifting away from Newgistics’ roots as a niche logistics player to that of a large-scale logistics player. This decision has forced Pitney Bowes’ domestic parcel business to compete more directly with far more well capitalized companies such as FedEx Corporation, United Parcel Service, Inc. and DHL Group. By returning to being a niche player in the ecommerce logistics space, we believe that the domestic parcel business can thrive as a smaller, profitable and growing business.

When it comes to forecasting the performance of these segments, Pitney Bowes has also shown a sustained inability to set reliable guidance and hit targets. In fact, the Company missed earnings per share guidance five straight years from 2016 through 2020. The only instance of the Company meeting and/or beating guidance in recent years was in 2021, when it set what we deem to be a “softball” earnings per share of $0.30 (just one-sixth of the guidance from 2016).

In Our View, Mr. Lautenbach, Mr. Dutkowsky and Other Long-Serving Board Leaders Have Fostered Extremely Poor Governance

Based on our assessment of public filings and disclosures, we have identified a number of apparent governance deficiencies at Pitney Bowes. We contend the individuals we are seeking to remove have paid lip service to quality governance while taking a number of self-serving actions and maintaining questionable policies:7

GOVERNANCE LAPSE	EVIDENCE
Excessive Director Tenure	The Company’s average director tenure was 10+ years until Hestia publicly highlighted the Board’s staleness.
Boardroom Interlocks	Several directors have interlocks, including, but not limited to, longstanding working relationships, previously serving on the same boards together, and multiple ties to IBM and The Interpublic Group.
Inattentiveness to Investors	The Company’s historical “Investor Outreach” efforts failed to prioritize stockholder feedback on strategy, capital allocation or performance, in our view.
Misaligned CEO Compensation	Mr. Lautenbach has made tens of millions of dollars in recent years as the Company’s stock price and credit ratings continued to decline.
Exorbitant Golden Parachute	According to the Company’s 2022 Proxy Statement, the Board has given Mr. Lautenbach a nearly $25 million “golden parachute” upon a change in control.
Poor Supervision of Management	Days after Pitney Bowes reported weak results and its stock dropped nearly 20% in February 2022, Mr. Lautenbach was golfing during the work week in California; reinforcing his reputation as a frequent “working hour golfer.”[8]

 Fortunately, we are offering the opportunity to elect stockholder-nominated directors with fresh perspectives, no biases and exceptional track records of creating stockholder value.

We Have Purposefully Recruited a Well-Rounded Slate of Director Candidates with the Necessary Qualifications to Implement a Sustainable, Value-Enhancing Strategy

Hestia is seeking to elect our five (5) director candidates in order to give new Board members an opportunity to bring the perspectives needed to begin turning around the Company, while enabling a subset of incumbents to still serve for continuity purposes. Although we always prefer to privately collaborate with corporate leadership teams, we believe Pitney Bowes’ long-term underperformance and unwillingness to compromise with us indicate a need for urgent and very meaningful change beyond just adding Katie May. We believe stockholders cannot continue to roll the dice on individuals like Messrs. Lautenbach and Dutkowsky when the Company’s balance sheet, equity market valuation and credit rating continue to erode. It seems the market agrees with us based on the positive stock price increases in reaction to our initial 13D filing and subsequent public communications.

In addition to its strong experience, our slate has deep knowledge of the Company’s balance sheet, business segments, market opportunities and other strategic considerations. As a result of this experience and insight, our slate has already been able to identify steps for turning around the Company and quickly repairing its severely damaged credit rating.

7 Company filings, including the Company’s 2022 Proxy Statement (the “2022 Proxy Statement”), and public records.

8 Slide 10 of public presentation released by Hestia Capital on January 23, 2023 and filed with the SEC.

Our nominees include:

CANDIDATE	KEY QUALIFICATIONS	RATIONALE FOR NOMINATING
Milena Alberti-Perez	• CFO experience • Board and governance experience • Audit, M&A and capital allocation experience	Milena Alberti-Perez is an experienced c-level leader, public company director and former financial executive at technology and publishing companies. Prior to serving on the board of directors of Digimarc Corp. (NASDAQ: DMRC), where she is Audit Committee Chair, Milena was Chief Financial Officer of Getty Images Holdings, Inc. (NYSE: GETY). Previously, Milena was Chief Financial Officer of technology company MediaMath, Inc. and the global Chief Financial Officer of Penguin Random House LLC.
Todd Everett	• CEO experience • Mailing, shipping and logistics experience • M&A experience	Mr. Everett is the former CEO of Newgistics, which he sold to Pitney Bowes. His institutional knowledge and experience leading that business to profitable growth would make him an invaluable addition to the Board, particularly given current leadership’s inability to reverse persistent losses within the unit. Since leaving Pitney Bowes, Mr. Everett has served as an advisor and Board member at several e-commerce and logistics companies.
Katie May	• CEO experience • Board and governance experience • Mailing, shipping and logistics experience	Ms. May was CEO of ecommerce SaaS company ShippingEasy.com prior to selling the business to Stamps.com. She was then a director of Stamps.com and involved in its value-maximizing sale to Thoma Bravo. Her background leading high-growth mailing, shipping and logistics businesses can help a refreshed Board recruit new leaders, set the right KPIs and incentives, and oversee sharper strategic execution that drives enhanced stockholder value.
Lance Rosenzweig	• CEO experience • Board and governance experience • Technology and ecommerce experience

Mr. Rosenzweig is a proven c-level leader and public company director. He has been the Chief Executive Officer of three public companies, including Support.com, which was one of the best performing stocks in any exchange under his leadership, and Startek(NYSE: SRT), where he grew revenues to $650 million and dramatically enhanced earnings. His background in strategic planning, operations, technology and ecommerce make him an ideal addition to the Board, especially when considering Pitney Bowes’ long-term value destruction and inability to profitably grow its segments.

Kurt Wolf	• Sizable stockholder • Board and governance experience • Strategic planning and capital allocation experience	Mr. Wolf is the Managing Member and Chief Investment Officer of Hestia Capital, the largest active stockholder of Pitney Bowes. He has founded, or co-founded, three successful start-ups, and has over five years of turnaround and strategy experience as a management consultant. He previously served on two Boards in which Hestia was invested, serving as an Audit and a Comp Committee Chair. He also served on the Strategic Planning and Capital Allocation Committee, which led the successful recapitalization of GameStop. His status as a sizable stockholder would also result in important ownership perspectives finally being considered in the boardroom.

Once elected, our director candidates look forward to driving the implementation of a strategy that prioritizes core, cash-generating segments that have margin expansion and growth opportunities. As discussed in more detail below, we have clear observations and tangible ideas for immediately helping Pitney Bowes’ improve profitability in Global Ecommerce, increase targeted capital expenditures and investments in SendTech and Presort, and ultimately deleverage ahead of a looming financial cliff. We firmly believe that our slate’s strategy can place Pitney Bowes on a much more stable path to long-term value creation in the public market. There is tremendous opportunity and potential within the Company’s core segments, and the Hestia slate looks forward to helping unlock all of it.

Prior to releasing a full investor presentation, which will include a 100-Day transition plan and an operating strategy, we want to provide stockholders with a high-level overview of our priorities.

1.	REBUILD MANAGEMENT AND PRIORITIZE HUMAN CAPITAL

Our slate believes the first step toward revitalizing Pitney Bowes is beginning an expedited Chief Executive Officer succession plan, which will enable the Board to interview an array of internal and external candidates with modern industry experience and fresh strategic perspectives. Please note that Hestia places a high priority on corporate continuity. However, should Mr. Lautenbach’s departure occur due to his, or the Board’s, decision, we have an interim Chief Executive Officer and other interim executives ready to hit the ground running right away, should replacement(s) be needed before a thorough search, involving the reconstituted Board, has been completed.

In addition to succession planning and recruitment of top talent, our slate wants to focus on human capital management. Through our due diligence, we have learned that the Company has many talented employees who appear to be frustrated and poorly utilized. Based on a review of top-level executive and management movements within the industry, we have also noticed increased attrition at Pitney Bowes. We are not surprised given the more than ten years of poor leadership under Mr. Lautenbach, and the associated poor stock price performance. Our nominees, including multiple individuals with experience building world class teams within Pitney Bowes’ and related industries, want to help the full Board rethink career progression, incentive compensation and the Company’s overall operating principles.

2.	AGGRESSIVELY REDUCE EXCESSIVE CORPORATE SPENDING

Pitney Bowes reported “unallocated corporate expenses” of more than $204 million in 2022 – roughly 25% of the Company’s entire equity market capitalization.9 We contend this number represents corporate excess and/or profligate spending for an entity of Pitney Bowes’s size. In our view, Mr. Lautenbach’s revenues-first mindset has permeated throughout the organization and resulted in very poor cost management.

Unfortunately, the Company does not publicly disclose the composition of these costs to stockholders. The absence of detailed disclosures forces us to assume that management is using the “unallocated corporate expenses” bucket to artificially inflate the performance of GEC and neglected segments. However, regardless of what that $204 million is being spent on, we believe it is significantly out of line with appropriate spending at a company of Pitney Bowes’ size and business composition. Our analysis suggests that the cost containment opportunity may be as large as $100 million.

The Company’s poor disclosure around these costs makes it difficult to speak with certainty about individual opportunities. However, our due diligence leads us to believe that unallocated corporate costs may include as much as $80 million in marketing, advertising and similar costs. Given the incredible brand strength of the SendTech and Presort segments, as well as the fact that the GEC segment possesses awareness among most meaningful customers, we believe optimizing the advertising/ marketing spend is almost certainly an opportunity for significant savings.

3.	REFOCUS GEC ON COST CONTAINMENT AND PROFITABILITY FOLLOWING YEARS OF LOSSES

Pitney Bowes’ GEC segment includes the digital services, cross-border services and domestic parcel businesses. Newgistics, which is a key element of GEC’s plans, was a growing, profitable business at the time it was acquired by Pitney Bowes in 2017. Newgistics had a niche strategy emphasizing the e-commerce returns business, augmented by opportunistic involvement in the delivery business if it had an advantage versus competitors on specific volumes. Since the acquisition, however, Pitney Bowes has seemingly abandoned this strategy in favor of pursuing “scale” that management believes will eventually yield higher profitability. Unfortunately, as we have said for the past year, Pitney Bowes does not appear to have the capital and financial strength to compete directly with the likes of UPS, FedEx and DHL, validating our analysis that GEC is on a losing trajectory. Notably, GEC has only gained scale at the expense, rather than in the creation, of profitability.

After our nominees are seated on the Board, they will make it a top priority to refocus Pitney Bowes’s domestic parcel business on a more feasible, niche strategy. The initial steps in this process include:

1.	Reviewing customer profitability to ensure pricing is competitive, yet profitable, in the market.

2.	Evaluating facilities and other physical assets to rationalize the network, which will be done in coordination with #1 immediately above, to account for cross-impacts of the two efforts.

3.	Reviewing the compensation structure within the domestic parcel business to prioritize profitability over volume growth.

4.	Refocusing on more profitable target markets. The company has focused on low margin commodity markets that has resulted in packages that are too light and volumes that are too seasonal. Our nominees will emphasize more profitable segments with value-added solutions such as returns, and less seasonal.

5.	Ensuring the Board and management enact SG&A reductions by establishing tight controls and approvals on all meaningful expenses for GEC.

9 Company filings.

After this initial triage and our slate’s full review, we will work with the full Board to immediately establish broader “go-forward” priorities for GEC. This will draw on an impartial assessment of the segment’s customer base, logistics network, core competencies and competitive landscape. The assessment will also evaluate whether the domestic parcel business should remain a part of Pitney Bowes or whether the Company should consider strategic alternatives once the business has returned to profitable growth.

4.	POSITION PRESORT TO ENHANCE PROFITABILITY AND BENEFIT FROM INCREASED CAPEX

In 2015, as Mr. Lautenbach embarked on the GEC growth strategy, Presort EBIT margins were 22%. As of 2022, segment EBIT margins are just 13.6%.10 Given management’s apparent inability to articulate a reasonable explanation for this significant decline, we are forced to rely on our own analysis and market observations. Our due diligence suggests that the shift to more advertisement volumes has led to some of this decline, making a return to prior margins an impractical goal. Furthermore, although management has refuted our theory that the industry has become more competitive, we think that might be another plausible explanation for some of the decline. Nevertheless, our analysis leads us to believe that this shift likely only accounts for several percentage points of the decline.

While there could be several explanations for the remainder of the decline, we believe a few are most likely. First, management has said that the Company has been generally experiencing organic revenue growth, which is in contrast to overall industry declines. This would imply organic market share growth, which would further imply aggressive pricing. If accurate, this would support our view that the Company can likely increase pricing, and thus margins, by prioritizing profitable growth, rather than growth at all cost.

Our nominees intend to evaluate a higher margin model for the segment. Any organic decline could be offset by greater focus on tuck-in acquisitions, which would occur at higher ROIs because acquired volumes would be moving to a higher margin “platform.” Our nominees will work to evaluate price sensitivity in the industry, alternative pricing strategies and potential acceleration of tuck-in acquisitions to improve profitability. Additionally, our slate has reason to believe that the Company has been underinvesting in Presort in order to redirect capital to growing GEC. Our nominees would immediately assess whether margins could be boosted through additional capital expenditures in the segment, which could lead to a sufficient increase in EBITDA to offset any negative impact on addressing declining credit ratings.

Taken together, an enhanced focus on Presort can improve cash generation, profitability, and ROI – effectively providing Pitney Bowes with more flexibility to address its debt, pursue logical tuck-in deals, increase capital expenditures where need, and be opportunistic when attractive opportunities arise.

5.	EVALUATE VALUE CREATING OPPORTUNITIES AT SENDTECH

As previously noted, SendTech’s highly valuable postage meter business owns roughly 70% of the international and domestic market, allowing this segment to generate consistent and strong cash flow. Our slate wants to build on the segment’s success in a targeted and strategic manner to drive growth with strong margins.

10 Company filings

SendTech could benefit from new opportunities in relevant adjacencies. As an example, we would highlight multi-carrier shipping software. Unfortunately, when this industry was consolidating, Mr. Lautenbach seemingly chose to focus on GEC growth at the expense of being a meaningful player in this space. Nevertheless, we believe there may be an opportunity for Pitney Bowes to still become a meaningful and profitable player in the space. We also believe that participating in shipping workflow and label printing software could provide a cost efficient acquisition engine for its fulfillment operations. Pitney Bowes has invested significant capital in third-party fulfillment and logistics where customer acquisition costs are high and margins are declining. By acquiring a player in the UI/workflow shipping software segment of the e-commerce eco-system, Pitney Bowes would not only capture the revenues and profitability of the acquired company, but as these self-fulfillment e-commerce customers grow, they can naturally feed into Pitney Bowes’ third-party fulfillment/logistics offering – allowing them to more rapidly grow their mid-market share over time, while reducing customer acquisition costs and improving margins. While the multi-carrier shipping software industry has largely consolidated, we believe targeting one of the remaining solutions with a robust workflow would likely be the most appropriate strategy given the capital constraints that have resulted from almost a decade of GEC losses. Furthermore, we believe there are other multiple such relevant adjacencies which SendTech should explore to grow and improve its shipping label business.

Our nominees also intend to convene a boardroom dialogue about the incredibly valuable Pitney Bowes Bank, which has a sizable deposit base and provides lending solutions to customers. Our slate wants to explore if there are opportunities to work with banking regulators to free up restricted cash. Additionally, it is worth considering whether Pitney Bowes Bank should be monetized and sold in a way that allows the Company and its customers to retain ongoing strategic relationships.

6.	IMPROVING CAPITAL ALLOCATION AND FOCUSING ON DE-LEVERAGING

Pitney Bowes has a long history of very poor capital allocation. Since 2004, Pitney Bowes has spent approximately $2.7 billion on numerous acquisitions.11 Regrettably, other than Presort acquisitions, these big bets generally appear to have failed to help Pitney Bowes create value for stockholders. The Board and, for the past decade, Mr. Lautenbach have also failed to see industry changes coming and ended up ceding a lucrative ecommerce shipping software market to Stamps.com (which sold in 2021 for $6.6 billion). In contrast, Pitney Bowes acquired Borderfree in 2015 for $395 million – and then sold it for only $100 million seven years later.

Pitney Bowes was once an investment grade credit, but has faced 6 credit rating downgrades, and currently is “junk” rated with negative outlooks at the major credit rating agencies. Pitney Bowes has approximately $1.7 billion in debt coming due in the next six years. The aforementioned cost cuts, margin improvement initiatives and selective investments could help Pitney Bowes repay and refinance these obligations and put the company back onto reasonable financial footing. However, we are highly concerned that the Company’s current course creates significant risk for the Company if changes are not made immediately.

We believe that our nominees’ strategy of focusing on cash-generative segments and ending GEC’s costly tailspin will position Pitney Bowes to allow the Company to return to an accretive and stockholder-friendly capital allocation policy. It is clear to us that the Company needs to use excess free cash to repurchase debt at current discounts. Our nominees will also explore negotiations with lenders to explore covenant renegotiations that would reward debt-holders, while giving the Company financial flexibility to appropriately allocate existing excess cash, and future cash generated from an improved Company strategy. After first putting the Company on solid financial footing, the Board will look at pursuing stockholder value creation through potential stock buybacks (provided they do not endanger a path forward to restored investment grade credit), and increased, targeted investment within SendTech and Presort.

11 Capital IQ

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is currently composed of eleven (11) directors, each with a term expiring at the Annual Meeting. According to the Company’s proxy statement, three (3) current Board members, Michael I. Roth, S. Douglas Hutcheson, and David L. Shedlarz, will not be standing for re-election at the Annual Meeting, and stockholders will be able to elect nine (9) directors at the Annual Meeting.

We are seeking your support at the Annual Meeting to elect our five (5) Hestia Nominees, Milena Alberti-Perez, Todd A. Everett, Katie A. May, Lance E. Rosenzweig and Kurtis J. Wolf, for terms ending at the 2024 Annual Meeting. Your vote to elect the Hestia Nominees will have the legal effect of replacing five (5) incumbent directors of the Company with the Hestia Nominees. If at all five (5) of the Hestia Nominees are elected, they will represent a majority of the members of the Board. There is no assurance that any incumbent director will serve as a director if the Hestia Nominees are elected to the Board. You should refer to the Company’s proxy statement for the names, background, qualifications and other information concerning the Company’s nominees.

This Proxy Statement is soliciting proxies to elect not only the five (5) Hestia Nominees, but also the four (4) Unopposed Company Nominees. We have provided the required notice to the Company pursuant to the Universal Proxy Rules, including Rule 14a-19(a)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and intend to solicit the holders of Common Stock representing at least 67% of the voting power of Common Stock entitled to vote on the election of directors in support of director nominees other than the Company’s nominees.

THE HESTIA NOMINEES

The following information sets forth the name, age, business address, present principal occupation, and employment and material occupations, positions, offices or employments for the past five (5) years of the Hestia Nominees. The nomination was made in a timely manner and in compliance with the applicable provisions of the Company’s governing instruments. The specific experience, qualifications, attributes and skills that led us to conclude that the Hestia Nominees should serve as directors of the Company are also set forth below. This information has been furnished to us by the Hestia Nominees. Each of the Hestia Nominees is a citizen of the United States of America.

Milena Alberti-Perez, age 49, is on the board of directors of Digimarc Corp. (NASDAQ: DMRC), a provider of enterprise software and services, since April 2022. Ms. Alberti-Perez was mostly recently the Chief Financial Officer at Getty Images Holding, Inc. (NYSE: GETY), a visual media company, from January 2021 to January 2022. Previously, Ms. Alberti-Perez was Chief Financial Officer at MediaMath, Inc., a demand-side platform for programmatic marketing and advertising, from January 2020 to December 2020. Prior to this, Ms. Alberti-Perez held various financial and publishing roles at Penguin Random House LLC (“Penguin Random House”), a multinational publishing company, including Global and U.S. Chief Financial Officer from 2015 to 2017, Senior Vice President of Global Corporate Finance from 2014 to 2015, Senior Vice President of Corporate Development from 2011 to 2014, Vice President of Mergers & Acquisitions from 2010 to 2011, Director of Spanish Language Publishing from 2004 to 2010, and Director of Corporate Development from 2001 to 2004. Earlier in her career, Ms. Alberti-Perez was an associate in Latin American Equity Research at Morgan Stanley (NYSE: MS), a multinational investment management and financial services company, from 1997 to 1999, and a financial analyst at Lehman Brothers Holdings Inc., which was an American global financial services firm, from 1995 to 1997. Ms. Alberti-Perez serves on the board of directors of Overdrive, Inc., a digital content distributor, since September 2020, and RBmedia, an audiobook publishing company, since November 2018. Ms. Alberti-Perez previously served on the board of directors of Penguin Random House as a non-voting board member and a member of its audit committee from 2015 to 2017, Companhia das Letras, the largest publishing house in São Paulo, from 2016 to 2017, and FlatWorld (f/k/a Flat World Knowledge), a publisher of college-level textbooks and educational supplements, as an observer from 2011 to 2016. Ms. Alberti-Perez also serves on the board of the Wild Bird Fund, New York City’s only wildlife rehabilitation center, since 2019, and Jumpstart, a national early education organization, since 2015. Ms. Alberti-Perez is a member of the Latino Corporate Directors Association, a non-profit organization, since October 2018. Ms. Alberti-Perez previously served on boards of directors of THE CITY, a non-profit news organization, from June 2019 to January 2021, and the University of Pennsylvania’s Executive Fund, the annual giving fund of the University of Pennsylvania, from 2015 to April 2021. Ms. Alberti-Perez received an M.B.A. from the Harvard Business School and a B.A. in Economics from The University of Pennsylvania.

We believe that Ms. Alberti-Perez’s experience in executive roles, financial expertise, and board experience would make her a valuable addition to the Board.

Todd A. Everett, age 49, currently works as an independent advisor to several companies, including Doddle Parcel Services Limited, a technology company, since January 2021, Verishop, Inc., an e-commerce marketplace, since February 2019 and Fetch Package, Inc., an off-site package delivery service company, since December 2018. Previously, Mr. Everett was an advisor to 101 Commerce, Inc., a global e-commerce platform, from September 2018 to December 2019. Mr. Everett was Senior Vice President and Strategic Advisor, Commerce Services of the Company from March 2018 to May 2018. Prior to that, Mr. Everett held various roles at Newgistics, Inc. (“Newgistics”), which is a subsidiary of PBI that provides e-commerce development services, including President and Chief Executive Officer from 2015 to February 2018, Chief Operating Officer and General Manager of Parcel and Fulfillment Services from 2014 to 2015, Senior Vice President of Operations from 2010 to 2013, and Director of Operations from 2005 to 2010. Earlier in his career, Mr. Everett worked as a Transportation and Outsourcing Manager at Intel Corporation (NASDAQ: INTC), a multinational corporation and technology company, from 1996 to 2005. Mr. Everett is currently on the board of directors of ACI Group, a portfolio of direct-to-consumer companies, since May 2021. Mr. Everett served on the board of directors of Newgistics from 2015 to October 2017. Additionally, Mr. Everett was on the board of directors of Delivering Good, Inc., a non-profit organization that provides various products to families and individuals in need, from January 2020 to December 2021. Mr. Everett previously sat on Iowa State University’s Transportation Council. Mr. Everett received a B.S. in Transportation and Logistics from Iowa State University.

We believe that Mr. Everett’s extensive C-Suite and executive leadership experience along with his familiarity with the Company would make him a valuable addition to the Board.

Katie A. May, age 56, is on the boards of directors of several companies. Most recently, Ms. May was the Chief Executive Officer of ShippingEasy, Inc., an Austin, TX-based start-up, from 2012 to January 2020. Previously, Ms. May was Chief Executive Officer of Kidspot.com.au Pty Ltd, an Australian-based digital parenting publisher, from when she founded the company in 2005 to 2012. Prior to that, Ms. May worked as Chief Marketing Officer of SEEK Limited (OTCMKTS: SKLTY), an Australian based online employment marketplace operating across Asia Pacific and Latin America, from 1999 to 2005. Earlier in her career, Ms. May worked as an Associate at Booz & Company, a global strategy consulting firm that is now a business unit of PricewaterhouseCoopers LLP, from 1996 to 1999, Brand Manager at Philip Morris USA, a subsidiary of Altria Group, Inc. (NYSE: MO) that manufactures and markets tobacco products, from 1994 to 1996, and Tax/Corporate Finance Senior at Arthur Andersen LLP, which was an accounting firm, from 1989 to 1992. Ms. May serves on the boards of directors of Buildxact, a software company, since February 2022, Thinkific Labs, Inc. (OTCMKTS: THNCF), a leading cloud-based software platform, since April 2021, Onramp Funds, Inc., a financing technology platform, since March 2021, ROKT Pte Ltd, a global leader in ecommerce marketing technology, since July 2020 and Vivi International Pty Ltd., an Australian education technology company, since February 2020. Ms. May served on the board of directors of Stamps.com, Inc. (formerly NASDAQ: STMP), a company that provides mailing and shipping services, from March 2019 to September 2021. Ms. May received an M.B.A. from The University of Texas at Austin and B.B.A. in Accounting from The University of Texas at Austin.

We believe that Ms. May’s extensive financial and marketing expertise, experience in executive roles and experience as a director would make her a valuable addition to the Board.

Lance E. Rosenzweig, age 60, was most recently President and Chief Executive Officer of Support.com, Inc. (formerly NASDAQ: SPRT) (“Support.com”), a leading provider of customer and technical support solutions and security software, from August 2020 to October 2022. Previously, Mr. Rosenzweig was the Chief Executive Officer of Startek Inc. (NYSE: SRT), a global business process outsourcing company, from July 2018 to January 2020. Prior to that, Mr. Rosenzweig was an Operating Executive of Marlin Operations Group, Inc. (“Marlin”), which works with Marlin Equity Partners, a global investment firm, from 2015 to 2017. Mr. Rosenzweig served as President of Global Markets and Chief Executive Officer for Aegis USA, Inc. (“Aegis USA”), a leading business process outsourcing company, from 2013 through the company’s sale to Teleperformance in 2014. Mr. Rosenzweig was Chief Executive Officer of LibertadCard, a provider of pre-paid debit and remit cards, from when he founded the company in 2010 to 2013. Mr. Rosenzweig co-founded PeopleSupport, Inc. (formerly NASDAQ: PSPT) (“PeopleSupport”), a business process outsourcing company, in 1998, where he was Chief Executive Officer from 2002 through the company’s sale to Aegis USA in 2008. Mr. Rosenzweig served as President at Newcastle Packaging, a plastic packaging company, from 1993 to 1998. Earlier in his career, Mr. Rosenzweig was Vice President at GE Capital, a financial services subsidiary of General Electric Company (NYSE: GE), from 1991 to 1993, Vice President of Dean Witter, Discover & Co., which was an investment bank, from 1989 to 1991, Senior Vice President of Capel Court Financial Services, a financial services firm, from 1987 to 1989, and Corporate Planning Manager at Jefferson Smurfit Corp., a manufacturer of paper and packaging products, from 1985 to 1987. Mr. Rosenzweig serves on the board of directors of GC Parent, LLC, a provider of accounts receivable management, customer care and back office solutions, since January 2023. Mr. Rosenzweig served on the board of directors of several public and private companies, including Support.com from August 2020 to September 2021, Boingo Wireless, Inc. (formerly NASDAQ: WIFI), a leading provider of wireless networks, from 2014 until its acquisition by Digital Colony in June 2021, NextGen Healthcare, Inc. (NASDAQ: NXGN), an American software and services company, from 2012 to October 2021, Domo Tactical Communications, a provider of wireless communications technology, from 2015 to 2017, GiftCertificates.com, Inc., an e-commerce provider of innovative reward solutions and gift products, from 2015 to 2017, Duncan Solutions, Inc., a provider of parking and tolling solutions, from 2015 to 2017, PeopleSupport from 1998 to 2008, and Newcastle Packaging from 1993 to 1998. Mr. Rosenzweig received an M.B.A. from Northwestern University and a B.S. in Industrial Engineering from Northwestern University.

We believe that Mr. Rosenzweig’s substantial experience as principal officer and director of a number of both public and private companies would make him a valuable addition to the Board.

Kurtis J. Wolf, age 49, has served as the Managing Member and Chief Investment Officer of Hestia LLC, a deep value hedge fund that he founded, since 2009. Mr. Wolf was an economic consultant to American Assets Investment Management, LLC, an investment management company, from 2016 to March 2020. From 2007 to 2008, Mr. Wolf worked as a Senior Analyst at First Q Capital, LLC, a hedge fund that invested in public companies which had previously been backed by venture capital or private equity firms. From 2006 to 2007, Mr. Wolf served as co-Founding Partner at Lemhi Ventures LLC, a health care services-focused venture capital incubator. Mr. Wolf previously was co-Founding Partner at Definity Health Corporation, a leading player in the consumer-driven health care space, which was acquired by UnitedHealth Group Inc. (NYSE: UNH) in 2004. After the acquisition, from 2005 through 2006, Mr. Wolf served as Director, Corporate Development for UnitedHealth Group Inc.'s Definity Health Corporation subsidiary. Prior to Definity Health Corporation being acquired, from 1998 to 2000, he served as its co-Founding Partner, primarily focusing on finance and strategy. Between his two periods at Definity Health Corporation, Mr. Wolf served as an Analyst at Relational Investors LLC, an activist hedge fund, from 2002 to 2004. Previously, he was a co-Founding Partner and Consultant at Lemhi Consulting, an entity related to Definity Health Corporation, from 1998 to 2000. Mr. Wolf also has experience working as a consultant both with Deloitte Consulting from 1995 until 1998 and The Boston Consulting Group during the summer of 2001. Previously, Mr. Wolf served on the boards of directors of GameStop Corp. (NYSE: GME), a video game, consumer electronics and gaming merchandise retailer, from June 2020 to April 2021, and Edgewater Technology, Inc., a business and IT consulting firm, from February 2017 until it became part of Alithya Group Inc. (NASDAQ: ALYA) in November 2018. Mr. Wolf earned an M.B.A. from the Stanford Graduate School of Business and a B.A. from Carleton College.

We believe that Mr. Wolf’s extensive financial expertise, strong background in strategy consulting and corporate strategy, and experience as a board member would make him a valuable addition to the Board.

Ms. Alberti-Perez’s principal business address is 58 West 88th Street, New York, New York 10024. Mr. Everett’s principal business address is 11517 Hollister Drive, Austin, Texas 78739. Ms. May’s principal business address is 1511 Rockcliff Road, Austin, Texas 78746. Mr. Rosenzweig’s principal business address is 11925 Currituck Drive, Los Angeles, California 90049. Mr. Wolf’s principal business address is 175 Brickyard Road, Suite 200, Adams Township, Pennsylvania 16046.

As of the date hereof, Ms. Alberti-Perez beneficially owns directly 500 shares of Common Stock. As of the date hereof, Mr. Everett beneficially owns directly 10,471 shares of Common Stock. As of the date hereof, Ms. May beneficially owns directly 2,300 shares of Common Stock. As of the date hereof, Mr. Rosenzweig beneficially owns directly 10,000 shares of Common Stock.

For transactions in securities of the Company during the past two years by Mmes. Alberti-Perez and May and Messrs. Everett and Rosenzweig, please see Schedule I attached hereto. All of the shares of Common Stock beneficially owned by each of Mmes. Alberti-Perez and May and Messrs. Everett and Rosenzweig were purchased with personal funds.

As of the date hereof, Mr. Wolf does not directly own any securities of the Company and has not entered into any transactions in securities of the Company during the past two years. Mr. Wolf, as the managing member of each of Hestia Partners GP, the general partner of each of Hestia Capital and Helios, and Hestia LLC, the investment manager of Hestia Capital, Helios and certain separately managed account (the “SMAs”), may be deemed to beneficially own the (i) 4,525,000 shares of Common Stock owned by Hestia Capital, (ii) 9,430,000 shares of Common Stock owned by Helios and (iii) 678,500 shares of Common Stock held in the SMAs. For information regarding transactions in securities of the Company during the past two years by each of Hestia Capital, Helios and Hestia LLC (on behalf of the SMAs), please see Schedule I attached hereto.

Each Nominee may be deemed to be a member of a “group” with the other Participants for the purposes of Section 13(d)(3) of the Exchange Act, and such group may be deemed to beneficially own the 14,656,771 shares of Common Stock owned in the aggregate by all of the Participants. Each Participant disclaims beneficial ownership of the shares of Common Stock that he, she or it does not directly own.

Each of the Hestia Nominees other than Mr. Wolf has granted Mr. Wolf a power of attorney to execute certain SEC filings and other documents in connection with the solicitation of proxies from the Company’s stockholders.

Hestia Capital has entered into letter agreements with each of the Hestia Nominees other than Mr. Wolf (the “Indemnification Agreements”), pursuant to which it and its affiliates have agreed to indemnify such Hestia Nominees against certain claims arising from the solicitation of proxies from the Company’s stockholders in connection with the Annual Meeting and any related transactions. For the avoidance of doubt, such indemnification does not apply to any claims made against such Hestia Nominees in their capacities as directors of the Company, if so elected.

On January 23, 2023, the Original Hestia Nominees and the Hestia Group (as defined below) entered into a Joint Filing and Solicitation Agreement in connection with the Annual Meeting, pursuant to which, among other things, (a) the parties thereto agreed, to the extent required by applicable law, to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Company, (b) the parties thereto agreed to solicit proxies for the election of the individuals nominated by Hestia at the Annual Meeting, (c) the Original Hestia Nominees agreed not to enter into any transactions in the securities of the Company without the prior written consent of the Hestia Group and (d) the Hestia Group agreed to bear all expenses incurred in connection with the activities of the parties thereto, including approved expenses incurred by any of the parties in connection with the solicitation, subject to certain limitations. Effective March 6, 2023, Carl J. Grassi and Kenneth T. McBride ceased to be parties to the Joint Filing and Solicitation Agreement.

We believe that each Hestia Nominee presently is, and if elected as a director of the Company, each of the Hestia Nominees would qualify as, an “independent director” within the meaning of (i) applicable New York Stock Exchange (“NYSE”) listing standards applicable to board composition and (ii) Section 301 of the Sarbanes-Oxley Act of 2002. Notwithstanding the foregoing, we acknowledge that no director of an NYSE listed company qualifies as “independent” under the NYSE listing standards unless the board of directors affirmatively determines that such director is independent under such standards. Accordingly, we acknowledge that if any Hestia Nominee is elected, the determination of such Hestia Nominee’s independence under the NYSE listing standards ultimately rests with the judgment and discretion of the Board. No Hestia Nominee is a member of the Company’s compensation, nominating or audit committee that is not independent under any such committee’s applicable independence standards.

Except as set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no Hestia Nominee has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Hestia Nominee directly or indirectly beneficially owns any securities of the Company; (iii) no Hestia Nominee owns any securities of the Company which are owned of record but not beneficially; (iv) no Hestia Nominee has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Hestia Nominee is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Hestia Nominee is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Hestia Nominee owns beneficially, directly or indirectly, any securities of the Company; (viii) no Hestia Nominee owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Hestia Nominee or any of his or her associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Hestia Nominee or any of his or her associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xi) no Hestia Nominee has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Annual Meeting; (xii) no Hestia Nominee holds any positions or offices with the Company; (xiii) no Hestia Nominee has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer and (xiv) no companies or organizations, with which any of the Hestia Nominees has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company. There are no material proceedings to which any Hestia Nominee or any of his or her associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to each of the Hestia Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past 10 years.

Other than as set forth in this Proxy Statement (including the Schedules hereto), there are no agreements, arrangements or understandings between Hestia and the Hestia Nominees or any other person or persons pursuant to which the nominations described herein are to be made.

If Hestia is successful in obtaining stockholder approval for the election of all five (5) of the Hestia Nominees at the Annual Meeting, then a change of control of the Board may be deemed to have occurred under certain of the Company’s material agreements and contracts. According to the Company’s proxy statement and based on a review of the Company’s material agreements and contracts, such a change of control may trigger certain change of control provisions or payments contained therein as described below.

Hestia has submitted a letter to the Company requesting that the Board exercise its ability under the applicable contracts and agreements to approve the Hestia Nominees for the sole and limited purpose of avoiding the triggering of any such change of control provision in the event that the five (5) Hestia Nominees are elected at the Annual Meeting. As discussed below, the Board has approved the nomination of the Hestia Nominees for the limited, singular purpose of avoiding triggering the change in control provisions of the agreements referenced below in the event the Hestia Nominees constitute a majority of the Board following the Annual Meeting.

According to the Company’s proxy statement, the election of the Hestia Nominees could be deemed to constitute a change in control under the Amended and Restated Pitney Bowes Inc. 2018 Stock Plan, dated as of May 7, 2018, as amended and restated on May 2, 2022, and under which the Company has made equity grants to employees, and the Senior Executive Severance Policy, as amended and restated on February 4, 2019. Such a change in control would constitute the first trigger of potential “double-trigger” provisions in these agreements. If any of the Company’s employees who are a party to these agreements were to also experience a qualifying termination of employment during the applicable change in control period, that employee would be entitled to enhanced severance benefits and/or accelerated vesting of equity awards.

In addition, the Company has two debt arrangements that also contain similar change in control provisions: (i) the 4.625% notes due 2024, issued March 13, 2014 under the Indenture dated February 14, 2005, by and between the Company and Citibank, N.A. (the “2005 Indenture”), the First Supplemental Indenture, dated October 23, 2007, by and between the Company, Citibank, N.A. and the Bank of New York Mellon (“the “First Supplemental Indenture”), and the Officers’ Certificate dated March 13, 2014 (collectively, the “2024 Notes”), and (ii) the 6.70% notes due 2043, issued March 7, 2013 under the 2005 Indenture, the First Supplemental Indenture and the Officers’ Certificate dated March 7, 2013 (collectively, the “2043 Notes”). The 2024 Notes and the 2043 Notes both contain a “double trigger” change in control provision whereby the first day on which a majority of the members of the Board are not “Continuing Directors” would constitute the first trigger. “Continuing Directors” for purposes of the 2024 Notes and the 2043 Notes means any member of the Board who was a member of the Board on the date of issuance of the 2024 Notes or the 2043 Notes, respectively, or was nominated, elected or appointed with the approval of a majority of the Continuing Directors. If a qualifying downgrade in the Company’s credit rating also occurs during the applicable change in control period, the Company must offer to repurchase all outstanding 2024 Notes and 2043 Notes at a price equal to 101% of the aggregate principal amount of such notes.

Furthermore, pursuant to the Credit Agreement dated as of November 1, 2019, by and among the Company, the lenders and issuing banks party thereto and JPMorgan Chase Bank, N.A. (the “Credit Agreement”), the occurrence of a “change in control” or similar event under any agreement governing material indebtedness of the Company would constitute a “Change in Control” and an event of default under the Credit Agreement. As such, the occurrence of “change of control” for purposes of the 2024 Notes or 2043 Notes could result in the occurrence of an event of default under the Credit Agreement.

As discussed above, according to the Company’s proxy statement, due to the potential adverse consequences of such triggers to the Company and its stockholders, the Board has, consistent with its fiduciary duties, taken steps to minimize the effects of the aforementioned change in control provisions in the 2024 Notes and 2043 Notes (and consequently, the Credit Agreement) in the event that the Hestia Nominees would comprise a majority of the Board following the conclusion of the Annual Meeting. Specifically, the Board has approved the Hestia Nominees for the limited, singular purpose of the aforementioned material agreements and other legal instruments such that they would be considered “continuing directors” for the purposes of such material agreements and other legal instruments so as to avoid triggering the change in control provisions therein in the event the Hestia Nominees constituted a majority of the Board following the Annual Meeting.

We do not expect that the Hestia Nominees will be unable to stand for election, but, in the event any Hestia Nominee is unable to serve or for good cause will not serve, the shares of Common Stock represented by the enclosed WHITE universal proxy card will be voted for substitute nominee(s), to the extent this is not prohibited under the Company’s Amended and Restated By-Laws (the “Bylaws”) and applicable law. In addition, we reserve the right to nominate substitute person(s) if the Company makes or announces any changes to the Bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any Hestia Nominee, to the extent this is not prohibited under the Bylaws and applicable law. In any such case, we would identify and properly nominate such substitute nominee(s) in accordance with the Bylaws and the shares of Common Stock represented by the enclosed WHITE universal proxy card will be voted for such substitute nominee(s). We reserve the right to nominate additional person(s), to the extent this is not prohibited under the Bylaws and applicable law, if the Company increases the size of the Board above its existing size or increases the number of directors whose terms expire at the Annual Meeting.

Hestia and Pitney Bowes will each be using a universal proxy card for voting on the election of directors at the Annual Meeting, which will include the names of all nominees for election to the Board. Each of the Hestia Nominees has consented to being named as a nominee for election as a director of the Company in any proxy statement relating to the Annual Meeting.

Stockholders are permitted to vote for less than nine (9) nominees or for any combination (up to nine (9) total) of the Hestia Nominees and the Company’s nominees on the WHITE universal proxy card. However, if stockholders choose to vote for any of the Company’s nominees, we recommend that stockholders vote in favor of the Unopposed Company Nominees, who we believe are sufficiently qualified to serve as a director, to help achieve a Board composition that we believe is in the best interest of all stockholders. There is no need to use the Company’s gold proxy card or voting instruction form, regardless of how you wish to vote. Hestia urges stockholders to vote using our WHITE universal proxy card “FOR” all of the Hestia Nominees and “FOR” the Unopposed Company Nominees.

The Company nominees that Hestia does not oppose and believes are sufficiently qualified to serve as directors with the Hestia Nominees are the Unopposed Company Nominees. Certain information about the Unopposed Company Nominees is set forth in the Company’s proxy statement. Hestia is not responsible for the accuracy of any information provided by or relating to Pitney Bowes or its nominees contained in any proxy solicitation materials filed or disseminated by, or on behalf of, Pitney Bowes or any other statements that Pitney Bowes or its representatives have made or may otherwise make.

IF YOU MARK FEWER THAN NINE (9) “FOR” BOXES WITH RESPECT TO THE ELECTION OF DIRECTORS, OUR WHITE UNIVERSAL PROXY CARD, WHEN DULY EXECUTED, WILL BE VOTED ONLY AS DIRECTED. IF NO DIRECTION IS INDICATED WITH RESPECT TO HOW YOU WISH TO VOTE YOUR SHARES, THE PROXIES NAMED THEREIN WILL VOTE SUCH SHARES “FOR” THE FIVE (5) HESTIA NOMINEES AND THE FOUR (4) UNOPPOSED COMPANY NOMINEES. IMPORTANTLY, IF YOU MARK MORE THAN NINE (9) “FOR” BOXES WITH RESPECT TO THE ELECTION OF DIRECTORS, ALL OF YOUR VOTES FOR THE ELECTION OF DIRECTORS WILL BE DEEMED INVALID.

WE STRONGLY URGE YOU TO VOTE “FOR” THE ELECTION OF THE HESTIA NOMINEES ON THE ENCLOSED WHITE UNIVERSAL PROXY CARD.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2023

As discussed in further detail in the Company’s proxy statement, the Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accountants for 2023. Although not required by law, this matter is being submitted to the stockholders for ratification, as a matter of good corporate governance.

This recommendation is being presented to the stockholders for their approval at the Annual Meeting. According to the Company’s Proxy Statement, if the stockholders do not approve the appointment of PwC, the Audit Committee intends to reconsider its appointment of PwC as the Company’s independent registered public accountants.

According to the Company’s proxy statement, ratification of the appointment of the Pitney Bowes independent registered public accountants requires the affirmative vote of a majority of “votes cast.” Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR 2023, AND INTEND TO VOTE OUR SHARES “FOR” THIS PROPOSAL.

PROPOSAL 3

NON-BINDING ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

As discussed in further detail in the Company’s proxy statement, and in accordance with SEC rules, stockholders are being asked to approve, on an advisory or non-binding basis, the compensation of the Company’s named executive officers (“NEOs”).

According to the Company’s proxy statement, this proposal, commonly known as a “Say-On-Pay” proposal, provides stockholders with the opportunity to express their views on the Company’s executive compensation for its NEOs for fiscal year ended December 31, 2022 as described in the “Compensation Discussion and Analysis” (“CD&A”) of the Company’s proxy statement, as well as the “2022 Summary Compensation Table” and other related compensation tables and narratives found in the Company’s proxy statement.

In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, the Company is asking stockholders to indicate their support for the Company’s NEO compensation by voting FOR this advisory resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Pitney Bowes Inc. approve on a non-binding advisory basis the compensation of the Company’s NEOs disclosed in the CD&A, the 2022 Summary Compensation Table and the related compensation tables, notes and narratives in this Proxy Statement for the Company’s 2023 annual meeting of stockholders.”

As discussed in the Company’s proxy statement, an advisory vote is non-binding on the Board. Although non-binding, the Board and the Board’s Executive Compensation Committee will carefully review and consider the voting results when making future decisions regarding the Company’s executive compensation program.

According to the Company’s proxy statement, the affirmative vote of the majority of the votes cast will constitute the stockholders’ non-binding approval with respect to the Company’s executive compensation programs. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote.

In Hestia’s view, the Board continues to establish executive compensation schemes that reward stockholder value destruction and are misaligned with sustainable performance. We are, therefore, recommending that shareholders vote AGAINST this proposal.

Since the Company’s pivot toward focusing on growing its Global Ecommerce Segment in 2015, executive compensation has been poorly aligned and has consistently rewarded failure. Focusing just on the Chief Executive Officer’s compensation, between 2015 and 2022, Mr. Lautenbach’s overall target compensation has increased every year, except for one, from $7,343,000 to $9,296,000.

This growth in target compensation for Mr. Lautenbach has coincided with significantly lower financial performance targets. The Adjusted EBIT target dropped 71% from $733 million in 2015 to $212 million in 2022. Likewise, the Adjusted Free Cash Flow target dropped 77% from $405 million to $92 million over this same time period. Converting Revenue Growth Rate target to Actual Revenue, this target similarly dropped 2% from $3.4 billion in 2015 to $3.3 billion in 2022. Virtually every year, Mr. Lautenbach was rewarded with higher target compensation for leading the Company to declining performance. For context, Mr. Lautenbach’s target compensation grew from 1.9% of the Company’s 2015 Adjusted Free Cash Flow to 10.9% of 2022 Adjusted Free Cash Flow.

Furthermore, over this time, Mr. Lautenbach never once met his Adjusted EBIT or Adjusted Free Cash Flow target. Although the Company did hit the Revenue Growth target three of the eight years, multiple years included significant non-organic revenue growth due to the acquisition of Newgistics during 2017. The only other year that the Revenue Growth target was achieved was 2020 – a year in which COVID-19 created a major boost to GEC’s domestic parcel volumes and revenue. As such, Mr. Lautenbach hit only three of his 24 financial performance targets between 2015 and 2022, and those three instances coincided with significant boosts unrelated to management’s actual performance.

Not only has compensation offered increasingly generous potential payouts for declining performance, the management of metrics has been misaligned with the business. Between 2013 and 2017, the Revenue Growth target accounted for only 25% of annual incentive compensation. However, its share was increased to 33.33% for 2018, and has been at, or above, 30% ever since. This change reduced the emphasis on Adjusted Free Cash Flow and Adjusted EBIT, and performance for both metrics dropped significantly thereafter.

It is clear to us that this new structure is at complete odds with the needs of the Company, which dropped from investment grade rated to “junk rated” rated by Moody’s in September 2017. Since that time, the Company’s credit rating has declined four more times, and was recently put on negative credit watch by Moody’s. Quite simply, executive compensation was de-emphasizing EBIT and Free Cash Flow as the Company’s credit rating began materially declining, making EBIT and Free Cash Flow all the more important to shareholder value.

We believe the Board must be held accountable for constructing and maintaining compensation schemes that have systematically rewarded failure and misaligned executive compensation with company performance and shareholder value.

FOR THESE REASONS, AMONG OTHERS, WE RECOMMEND STOCKHOLDERS VOTE “AGAINST” THE APPROVAL OF THE NON-BINDING ADVISORY REOLUTION ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AND INTEND TO VOTE OUR SHARES “AGAINST” THIS PROPOSAL.

PROPOSAL 4

NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

As discussed in further detail in the Company’s proxy statement, stockholders are being asked to approve, on an advisory basis, that the advisory vote to approve the Company’s executive compensation occurs every year.

As discussed in the Company’s proxy statement, an advisory vote is non-binding on the Board. The Board will review the results and take them into consideration when making future decisions regarding executive compensation. In addition to the advisory vote to approve executive compensation in Proposal 3 above, the Dodd-Frank also enables the stockholders to express their preference for having a “say-on-pay” vote every one, two or three years, or to abstain. This advisory (non-binding) “frequency” vote is required once every six years beginning with the 2011 annual meeting of stockholders.

According to the Company’s proxy statement, after careful consideration and in accordance with feedback received by the Company’s investor outreach, the Board has determined that holding an advisory vote to approve executive compensation every year is the most appropriate policy for the Company at this time and recommends that stockholders vote for future advisory votes to approve executive compensation to occur every year.

As discussed in the Company’s proxy statement, stockholders will be able to specify one of four choices for this proposal on the proxy card: every year, every two years, every three years, or abstain. (Stockholders are not voting to approve or disapprove the Board’s recommendation.)

According to the Company’s proxy statement, the affirmative vote of the majority of the votes cast will constitute the stockholders’ non-binding approval with respect to the frequency of future advisory votes on executive compensation, provided that stockholders will be deemed to have approved the alternative that receives the most votes, even if that alternative receives less than a majority of the votes cast. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote. This advisory vote on the frequency of future advisory votes to approve executive compensation is non-binding on the Board. Notwithstanding the recommendation of the Board and the outcome of the stockholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with stockholders and the adoption of material changes to the compensation program.

WE MAKE NO RECOMMENDATION WITH RESPECT TO THE NON-BINDING ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION AND INTEND TO VOTE OUR SHARES FOR “ONE YEAR” UNDER THIS PROPOSAL.

VOTING AND PROXY PROCEDURES

Each stockholder of record is entitled to one vote per share of Common Stock held on all matters submitted to a vote of stockholders. Only stockholders of record on the Record Date will be entitled to notice of and to vote at the Annual Meeting. Stockholders who sell their shares of Common Stock before the Record Date (or acquire them without voting rights after the Record Date) may not vote such shares of Common Stock. Stockholders of record on the Record Date will retain their voting rights in connection with the Annual Meeting even if they sell such shares of Common Stock after the Record Date. Based on publicly available information, Hestia believes that the only outstanding class of securities of the Company entitled to vote at the Annual Meeting is the shares of Common Stock.

Shares of Common Stock represented by properly executed WHITE universal proxy cards will be voted at the Annual Meeting as marked and, in the absence of specific instructions, will be voted FOR the election of the Hestia Nominees and the Unopposed Company Nominees to the Board, FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2023, AGAINST the non-binding advisory vote to approve executive compensation and ONE YEAR under the non-binding advisory vote on the frequency of future advisory votes to approve the Company’s executive compensation, and in the discretion of the persons named as proxies on all other matters as may properly come before the Annual Meeting, as described herein.

Hestia and Pitney Bowes will each be using a universal proxy card for voting on the election of directors at the Annual Meeting, which will include the names of all nominees for election to the Board. Stockholders will have the ability to vote for up to nine (9) nominees on Hestia’s enclosed WHITE universal proxy card. Any stockholder who wishes to vote for up to four (4) of the Company’s nominees in addition to the Hestia Nominees may do so on Hestia’s WHITE universal proxy card. There is no need to use the Company’s gold proxy card or voting instruction form, regardless of how you wish to vote.

The Board is currently composed of eleven (11) directors, each with terms expiring at the Annual Meeting. According to the Company’s proxy statement, stockholders will be able to elect nine (9) nominees at the Annual Meeting. Through the attached Proxy Statement and enclosed WHITE universal proxy card, we are soliciting proxies to elect the five (5) Hestia Nominees and the four (4) Unopposed Company Nominees.

Stockholders are permitted to vote for less than nine (9) nominees or for any combination (up to nine (9) total) of the Hestia Nominees and the Company’s nominees on the WHITE universal proxy card. However, if stockholders choose to vote for any of the Company’s nominees, we recommend that stockholders vote in favor of the Unopposed Company Nominees, who we believe are sufficiently qualified to serve as directors to help achieve a Board composition that we believe is in the best interest of all stockholders. Hestia therefore urges stockholders using our WHITE universal proxy card to vote “FOR” all of the Hestia Nominees and “FOR” the Unopposed Company Nominees.

IF YOU MARK FEWER THAN NINE (9) “FOR” BOXES WITH RESPECT TO THE ELECTION OF DIRECTORS, OUR WHITE UNIVERSAL PROXY CARD, WHEN DULY EXECUTED, WILL BE VOTED ONLY AS DIRECTED. IF NO DIRECTION IS INDICATED WITH RESPECT TO HOW YOU WISH TO VOTE YOUR SHARES, THE PROXIES NAMED THEREIN WILL VOTE SUCH SHARES “FOR” THE FIVE (5) HESTIA NOMINEES AND THE FOUR (4) UNOPPOSED COMPANY NOMINEES. IMPORTANTLY, IF YOU MARK MORE THAN NINE (9) “FOR” BOXES WITH RESPECT TO THE ELECTION OF DIRECTORS, ALL OF YOUR VOTES FOR THE ELECTION OF DIRECTORS WILL BE DEEMED INVALID.

VIRTUAL MEETING

According to the Company’s proxy statement, the Annual Meeting will be held online via a live webcast at www.cesonlineservices.com/pbi23_vm. You may only participate in the virtual meeting by registering in advance at www.cesonlineservices.com/pbi23_vm prior to the deadline of 9:00 a.m. Eastern Time on May 8, 2023. Please have your voting instruction form, proxy card or other communication containing your 15-digit control number available and follow the instructions to complete your registration request. If you are a beneficial holder, you must obtain a “legal proxy” from your broker, bank or other nominee to participate in the Annual Meeting. Upon completing registration, participants will receive further instructions via email, including unique links that will allow them to access the meeting.

According to the Company’s proxy statement, stockholders may log into the meeting platform beginning at 8:30 a.m. Eastern Time on May 9, 2023. We encourage you to log in prior to the meeting start time. The Company will have a support team ready to assist attendees with any technical difficulties they may have accessing or hearing the audio webcast of the meeting.

QUORUM; BROKER NON-VOTES; DISCRETIONARY VOTING

A quorum is the minimum number of shares of Common Stock that must be represented at a duly called meeting in person virtually or by proxy in order to legally conduct business at the meeting. For the annual meeting, the presence, in person virtually or by proxy, of holders of shares representing a majority of the votes entitled to be cast at the Annual Meeting constitutes a quorum.

Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” also are counted as present and entitled to vote for purposes of determining a quorum. However, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”). Under applicable rules, your broker will not have discretionary authority to vote your shares at the Annual Meeting on any of the proposals.

If you are a stockholder of record, you must deliver your vote by internet, telephone or mail or attend the Annual Meeting virtually and vote in order to be counted in the determination of a quorum.

If you are a beneficial owner, your broker will vote your shares pursuant to your instructions, and those shares will count in the determination of a quorum. Brokers do not have discretionary authority to vote on any of the proposals at the Annual Meeting. Accordingly, unless you vote via the WHITE universal proxy card or provide instructions to your broker, your shares of Common Stock will count for purposes of attaining a quorum, but will not be voted on the proposals.

VOTES REQUIRED FOR APPROVAL

Election of Directors – The Company has adopted a plurality vote standard for contested director elections. The nine directors receiving the highest number of affirmative votes will be elected as directors of the Company. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will have no effect on the election of directors.

Ratification of Independent Registered Public Accounting Firm ─ Ratification of the appointment of the Pitney Bowes independent registered public accountants requires the affirmative vote of a majority of “votes cast”. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote.

Advisory Vote on Executive Compensation ─ The affirmative vote of the majority of the votes cast will constitute the stockholders’ non-binding approval with respect to the Company’s executive compensation programs. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote.

Advisory Vote on the Frequency of Future Advisory Votes to Approve Executive Compensation ─ The affirmative vote of the majority of the votes cast will constitute the stockholders’ non-binding approval with respect to the frequency of future advisory votes on executive compensation, provided that stockholders will be deemed to have approved the alternative that receives the most votes, even if that alternative receives less than a majority of the votes cast. Abstentions and broker non-votes will not be votes cast and therefore will have no effect on the outcome of the vote.

Under applicable Delaware law, none of the holders of Common Stock is entitled to appraisal rights in connection with any matter to be acted on at the Annual Meeting. If you sign and submit your WHITE universal proxy card without specifying how you would like your shares voted, your shares will be voted in accordance with Hestia’s recommendations specified herein and in accordance with the discretion of the persons named on the WHITE universal proxy card with respect to any other matters that may be voted upon at the Annual Meeting.

REVOCATION OF PROXIES

Stockholders of the Company may revoke their proxies at any time prior to the completion of voting at the Annual Meeting by attending the Annual Meeting and voting virtually (although, attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy) or by delivering a written notice of revocation. The delivery of a subsequently dated proxy which is properly completed will constitute a revocation of any earlier proxy. The revocation may be delivered either to Hestia in care of Saratoga at the address set forth on the back cover of this Proxy Statement or to the Company’s corporate secretary (at 3001 Summer Street, Stamford, Connecticut 06926 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, we request that either the original or photostatic copies of all revocations be mailed to Hestia in care of Saratoga at the address set forth on the back cover of this Proxy Statement so that we will be aware of all revocations and can more accurately determine if and when proxies have been received from the holders of record on the Record Date of a majority of the shares entitled to be voted at the Annual Meeting. Additionally, Saratoga may use this information to contact stockholders who have revoked their proxies in order to solicit later dated proxies for the election of the Hestia Nominees.

IF YOU WISH TO VOTE FOR THE ELECTION OF THE HESTIA NOMINEES TO THE BOARD, PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED WHITE UNIVERSAL PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

SOLICITATION OF PROXIES

The solicitation of proxies pursuant to this Proxy Statement is being made by Hestia. Proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

Hestia has entered into an agreement with Saratoga for solicitation and advisory services in connection with this solicitation, for which Saratoga will receive a fee not to exceed $125,000, together with reimbursement for its reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Saratoga will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Saratoga has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the shares of Common Stock they hold of record. Hestia will reimburse these record holders for their reasonable out-of-pocket expenses in so doing. It is anticipated that Saratoga will employ approximately 25 persons to solicit stockholders for the Annual Meeting.

The entire expense of soliciting proxies is being borne by Hestia. Costs of this solicitation of proxies are currently estimated to be approximately $1,750,000 (including, but not limited to, fees for attorneys, solicitors and other advisors, and other costs incidental to the solicitation). Hestia estimates that through the date hereof its expenses in connection with this solicitation are approximately $750,000. To the extent legally permissible, if Hestia is successful in its proxy solicitation, Hestia intends to seek reimbursement from the Company for the expenses it incurs in connection with this solicitation. Hestia does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

ADDITIONAL PARTICIPANT INFORMATION

The participants in the solicitation are anticipated to be Hestia Capital, a Delaware limited partnership, Helios, a Delaware limited partnership, Hestia Partners GP, a Delaware limited liability company, Hestia LLC, a Delaware limited liability company, Kurtis J. Wolf (collectively, the “Hestia Group”), a citizen of the United States of America, and the other Hestia Nominees (each a “Participant” and, collectively, the “Participants”), each a citizen of the United States of America.

The principal business of each of Hestia Capital and Helios is investing in securities and engaging in all related activities and transactions. The principal business of Hestia Partners GP is serving as the general partner of each of Hestia Capital and Helios. The principal business of Hestia LLC is serving as the investment manager of each of Hestia Capital, Helios and the SMAs (as defined below). The principal occupation of Mr. Wolf is serving as the managing member of each of Hestia Partners GP and Hestia LLC and as the Chief Investment Officer of Hestia LLC.

The principal business address of each of Hestia Capital, Helios, Hestia Partners GP, Hestia LLC, and Mr. Wolf is 175 Brickyard Road, Suite 200, Adams Township, Pennsylvania 16046.

Hestia Partners GP, as the general partner of each of Hestia Capital and Helios, may be deemed to beneficially own the (i) 4,525,000 shares of Common Stock owned directly by Hestia Capital and (ii) 9,430,000 shares of Common Stock owned directly by Helios. Hestia LLC, as the investment manager of each of Hestia Capital, Helios and the SMAs, may be deemed to beneficially own the (i) 4,525,000 shares of Common Stock owned directly by Hestia Capital, (ii) 9,430,000 shares of Common Stock owned directly by Helios and (iii) 678,500 shares of Common Stock held in the SMAs. Mr. Wolf, as the Managing Member of each of Hestia Partners GP and Hestia LLC, may be deemed to beneficially own the (i) 4,525,000 shares of Common Stock owned directly by Hestia Capital, (ii) 9,430,000 shares of Common Stock owned directly by Helios and (iii) 678,500 shares of Common Stock held in the SMAs.

Each Participant may be deemed to be a member of a “group” with the other Participants for the purposes of Section 13(d)(3) of the Exchange Act, and such group may be deemed to beneficially own the 14,656,771 shares of Common Stock owned in the aggregate by all of the Participants. Each Participant disclaims beneficial ownership of the shares of Common Stock that he, she or it does not directly own.

For information regarding transactions in securities of the Company during the past two years by certain of the Participants, please see Schedule I attached hereto. The securities of the Company owned directly by each of Hestia Capital and Helios and held in the SMAs were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business).

Except as otherwise set forth in this Proxy Statement (including the Schedules hereto), (i) during the past 10 years, no Participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (ii) no Participant directly or indirectly beneficially owns any securities of the Company; (iii) no Participant owns any securities of the Company which are owned of record but not beneficially; (iv) no Participant has purchased or sold any securities of the Company during the past two years; (v) no part of the purchase price or market value of the securities of the Company owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; (vi) no Participant is, or within the past year was, a party to any contract, arrangements or understandings with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies; (vii) no associate of any Participant owns beneficially, directly or indirectly, any securities of the Company; (viii) no Participant owns beneficially, directly or indirectly, any securities of any parent or subsidiary of the Company; (ix) no Participant or any of his, her or its associates was a party to any transaction, or series of similar transactions, since the beginning of the Company’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party, in which the amount involved exceeds $120,000; (x) no Participant or any of his, her or its associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party; (xi) no Participant has a substantial interest, direct or indirect, by securities holdings or otherwise in any matter to be acted on at the Annual Meeting; (xii) no Participant holds any positions or offices with the Company; (xiii) no Participant has a family relationship with any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer and (xiv) no companies or organizations, with which any of the Participants has been employed in the past five years, is a parent, subsidiary or other affiliate of the Company. There are no material proceedings to which any Participant or any of his, her or its associates is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. With respect to each of the Hestia Nominees, none of the events enumerated in Item 401(f)(1)-(8) of Regulation S-K of the Exchange Act occurred during the past 10 years.

OTHER MATTERS AND ADDITIONAL INFORMATION

Hestia is unaware of any other matters to be considered at the Annual Meeting. However, should other matters, which Hestia is not aware of at a reasonable time before this solicitation, be brought before the Annual Meeting, the persons named as proxies on the enclosed WHITE universal proxy card will vote on such matters in their discretion.

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of the document to you if you write to our proxy solicitor, Saratoga, at the address set forth on the back cover of this Proxy Statement, or call toll free at (888) 368-0379. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact our proxy solicitor at the above address and phone number.

The information concerning the Company and the proposals in the Company’s proxy statement contained in this Proxy Statement has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although we have no knowledge that would indicate that statements relating to the Company contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date we have not had access to the books and records of the Company, were not involved in the preparation of such information and statements and are not in a position to verify such information and statements. All information relating to any person other than the Participants is given only to the knowledge of Hestia.

This Proxy Statement is dated March 16, 2023. You should not assume that the information contained in this Proxy Statement is accurate as of any date other than such date, and the mailing of this Proxy Statement to stockholders shall not create any implication to the contrary.

STOCKHOLDER PROPOSALS

According to the Company’s proxy statement, stockholders may nominate candidates to serve on the Board. The Bylaws require stockholders seeking to make a director nomination to give notice at least 90 days, but no more than 120 days, prior to the date of the first anniversary of the preceding year’s annual meeting. As a result, you must deliver notice of a nomination to the Company no earlier than January 10, 2024 and no later than the close of business on February 9, 2024 in order to nominate a candidate for director at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”). The notice must contain the information required by the Bylaws, and should be addressed to: Pitney Bowes Inc., 3001 Summer Street, Stamford, Connecticut 06926, Attention: Corporate Secretary.

According to the Company’s proxy statement, to be considered for inclusion in the Company’s proxy statement for the 2024 Annual Meeting, the Company must receive notice of a stockholder proposal on or before November 10, 2024. The proposal must comply with the SEC rules regarding eligibility for inclusion in the Company’s proxy statement, and should be addressed to: Pitney Bowes Inc., 3001 Summer Street, Stamford, Connecticut 06926, Attention: Corporate Secretary.

According to the Company’s proxy statement, if you intend to present a proposal at an annual meeting other than by submitting a stockholder proposal for inclusion in the Company’s proxy statement for that meeting, the Bylaws require you to give notice at least 90 days, but no more than 120 days, prior to the date of the first anniversary of the preceding year’s annual meeting. As a result, you must deliver notice of a proposal to the Company no earlier than January 10, 2024 and no later than the close of business on February 9, 2024 in order to present it at the 2024 Annual Meeting. The notice must contain the information required by the Bylaws, and should be addressed to: Pitney Bowes Inc., 3001 Summer Street, Stamford, Connecticut 06926, Attention: Corporate Secretary. In addition to satisfying the foregoing requirements under the Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 11, 2024. If the 2024 Annual Meeting changes by more than 30 calendar days from the date of the Annual Meeting, such notice must instead be provided by the later of 60 calendar days prior to the date of the 2024 Annual Meeting or the 10th calendar day following public announcement by the Company of the date of the 2024 Annual Meeting.

The information set forth above regarding the procedures for submitting stockholder proposals for consideration at the Company’s 2024 annual meeting of stockholders is based on information contained in the Company’s proxy statement and the Bylaws. The incorporation of this information in this Proxy Statement should not be construed as an admission by Hestia that such procedures are legal, valid or binding.

CERTAIN ADDITIONAL INFORMATION

WE HAVE OMITTED FROM THIS PROXY STATEMENT CERTAIN DISCLOSURE REQUIRED BY APPLICABLE LAW THAT IS EXPECTED TO BE INCLUDED IN THE COMPANY’S PROXY STATEMENT RELATING TO THE ANNUAL MEETING BASED ON OUR RELIANCE ON RULE 14A-5(C) UNDER THE EXCHANGE ACT. THIS DISCLOSURE IS EXPECTED TO INCLUDE, AMONG OTHER THINGS, CURRENT BIOGRAPHICAL INFORMATION ON THE COMPANY’S DIRECTORS AND EXECUTIVE OFFICERS, INFORMATION CONCERNING EXECUTIVE COMPENSATION AND DIRECTOR COMPENSATION, INFORMATION CONCERNING THE COMMITTEES OF THE BOARD AND OTHER INFORMATION CONCERNING THE BOARD, INFORMATION CONCERNING CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS, INFORMATION ABOUT THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND OTHER IMPORTANT INFORMATION. STOCKHOLDERS ARE DIRECTED TO REFER TO THE COMPANY’S PROXY STATEMENT FOR THE FOREGOING INFORMATION, INCLUDING INFORMATION REQUIRED BY ITEM 7 OF SCHEDULE 14A WITH REGARD TO THE COMPANY’S NOMINEES. STOCKHOLDERS CAN ACCESS THE COMPANY’S PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS DISCLOSING THIS INFORMATION, WITHOUT COST, ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

SEE SCHEDULE II FOR INFORMATION REGARDING PERSONS WHO BENEFICIALLY OWN MORE THAN 5% OF THE SHARES AND THE OWNERSHIP OF THE SHARES BY THE DIRECTORS AND MANAGEMENT OF THE COMPANY.

The information concerning the Company contained in this Proxy Statement and the Schedules attached hereto has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although we have no knowledge that would indicate that statements relating to the Company contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date we have not had access to the books and records of the Company, were not involved in the preparation of such information and statements and are not in a position to verify such information and statements.

________________

Your vote is important. No matter how many or how few shares of Common Stock you own, please vote to elect the Hestia Nominees by marking, signing, dating and mailing the enclosed WHITE universal proxy card promptly.

Hestia Capital Partners, LP

March 16, 2023

SCHEDULE I

TRANSACTIONS IN SECURITIES OF THE COMPANY DURING THE PAST TWO YEARS

Nature of Transaction	Amount of Securities Purchased/(Sold)	Date of Transaction

Hestia Capital partners, lp

Purchase of Common Stock	3,000	09/14/2021
Purchase of Common Stock	4,000	09/20/2021
Purchase of Common Stock	13,000	10/26/2021
Purchase of Common Stock	20,000	10/28/2021
Purchase of Common Stock	10,000	10/29/2021
Purchase of Common Stock	30,000	11/10/2021
Purchase of Common Stock	10,000	11/16/2021
Purchase of Common Stock	10,000	11/17/2021
Purchase of Common Stock	10,000	11/18/2021
Purchase of Common Stock	10,000	11/19/2021
Purchase of Common Stock	20,000	11/26/2021
Purchase of Common Stock	20,000	11/30/2021
Purchase of Common Stock	10,000	12/03/2021
Purchase of Common Stock	10,000	12/10/2021
Purchase of Common Stock	40,000	12/13/2021
Purchase of Common Stock	35,000	12/15/2021
Purchase of Common Stock	35,000	12/16/2021
Purchase of Common Stock	62,488	12/20/2021
Purchase of Common Stock	32,512	12/31/2021
Purchase of Common Stock	15,000	01/04/2022
Purchase of Common Stock	30,000	01/05/2022
Purchase of Common Stock	40,000	01/06/2022
Purchase of Common Stock	20,000	01/07/2022
Purchase of Common Stock	70,000	01/10/2022
Purchase of Common Stock	31,251	01/14/2022
Purchase of Common Stock	8,749	01/18/2022
Purchase of Common Stock	100,000	01/20/2022
Purchase of Common Stock	100,000	01/21/2022
Purchase of Common Stock	60,000	01/24/2022
Purchase of Common Stock	200,000	02/01/2022
Purchase of Common Stock	260,000	02/02/2022
Purchase of Common Stock	80,000	02/03/2022
Purchase of Common Stock	110,000	02/04/2022
Purchase of Common Stock	90,000	02/24/2022
Purchase of Common Stock	50,000	04/26/2022
Purchase of Common Stock	50,000	06/10/2022
Purchase of Common Stock	25,000	06/13/2022
Purchase of Common Stock	50,000	06/14/2022
Purchase of Common Stock	100,000	06/15/2022
Purchase of Common Stock	150,000	06/16/2022
Purchase of Common Stock	175,000	06/17/2022
Purchase of Common Stock	150,000	06/21/2022
Purchase of Common Stock	75,000	06/22/2022
Purchase of Common Stock	50,000	06/23/2022
Purchase of Common Stock	25,000	06/24/2022
Purchase of Common Stock	25,000	06/29/2022
Purchase of Common Stock	75,000	06/30/2022
Purchase of Common Stock	50,000	07/06/2022
Purchase of Common Stock	29,433	07/13/2022
Purchase of Common Stock	45,567	07/14/2022
Purchase of Common Stock	75,000	08/01/2022
Purchase of Common Stock	50,000	08/03/2022
Purchase of Common Stock	50,000	08/04/2022
Purchase of Common Stock	50,000	08/05/2022
Purchase of Common Stock	50,000	08/09/2022
Purchase of Common Stock	25,000	08/24/2022
Purchase of Common Stock	75,000	08/29/2022
Purchase of Common Stock	25,000	08/31/2022
Purchase of Common Stock	50,000	09/01/2022
Purchase of Common Stock	25,000	09/07/2022
Purchase of Common Stock	50,000	09/16/2022
Purchase of Common Stock	100,000	09/22/2022
Purchase of Common Stock	100,000	09/29/2022
Purchase of Common Stock	60,000	12/22/2022
Purchase of Common Stock	36,631	02/17/2023
Purchase of Common Stock	200,578	02/21/2023
Purchase of Common Stock	264,012	02/22/2023
Purchase of Common Stock	79,798	02/23/2023
Purchase of Common Stock	433,981	02/24/2023

Hestia Capital Management, LLC

(through the Separately Managed Accounts)

Purchase of Common Stock	1,000	10/29/2021
Purchase of Common Stock	1,000	11/10/2021
Purchase of Common Stock	1,000	12/13/2021
Purchase of Common Stock	5,000	01/07/2022
Purchase of Common Stock	6,000	01/24/2022
Purchase of Common Stock	2,200	01/31/2022
Purchase of Common Stock	53,800	02/01/2022
Purchase of Common Stock	19,700	02/02/2022
Purchase of Common Stock	2,800	02/03/2022
Purchase of Common Stock	5,000	02/04/2022
Purchase of Common Stock	2,500	02/07/2022
Purchase of Common Stock	23,500	03/02/2022
Purchase of Common Stock	36,500	03/04/2022
Purchase of Common Stock	5,000	04/26/2022
Purchase of Common Stock	66,000	06/01/2022
Purchase of Common Stock	7,000	06/10/2022
Purchase of Common Stock	3,500	06/13/2022
Purchase of Common Stock	7,000	06/14/2022
Purchase of Common Stock	14,000	06/15/2022
Purchase of Common Stock	21,000	06/16/2022
Purchase of Common Stock	24,500	06/17/2022
Purchase of Common Stock	21,000	06/21/2022
Purchase of Common Stock	10,500	06/22/2022
Purchase of Common Stock	7,000	06/23/2022
Purchase of Common Stock	3,500	06/24/2022
Purchase of Common Stock	3,500	06/29/2022
Purchase of Common Stock	10,500	06/30/2022
Purchase of Common Stock	7,000	07/06/2022
Purchase of Common Stock	7,000	07/13/2022
Purchase of Common Stock	3,500	07/14/2022
Purchase of Common Stock	10,500	08/01/2022
Purchase of Common Stock	7,000	08/03/2022
Purchase of Common Stock	7,000	08/04/2022
Purchase of Common Stock	7,000	08/05/2022
Purchase of Common Stock	7,000	08/09/2022
Purchase of Common Stock	3,500	08/24/2022
Purchase of Common Stock	10,500	08/29/2022
Purchase of Common Stock	3,500	08/31/2022
Purchase of Common Stock	7,000	09/01/2022
Purchase of Common Stock	3,500	09/07/2022
Purchase of Common Stock	7,000	09/16/2022
Purchase of Common Stock	14,000	09/22/2022
Purchase of Common Stock	14,000	09/29/2022
Purchase of Common Stock	40,000	12/19/2022
Purchase of Common Stock	5,495	02/17/2023
Purchase of Common Stock	30,086	02/21/2023
Purchase of Common Stock	39,603	02/22/2023
Purchase of Common Stock	11,969	02/23/2023
Purchase of Common Stock	68,347	02/24/2023

HELIOS I, LP

Purchase of Common Stock	200,000	10/03/2022
Purchase of Common Stock	40,000	10/04/2022
Purchase of Common Stock	67,314	10/05/2022
Purchase of Common Stock	138,887	10/06/2022
Purchase of Common Stock	268,770	10/07/2022
Purchase of Common Stock	10,000	10/10/2022
Purchase of Common Stock	124,841	10/11/2022
Purchase of Common Stock	143,115	10/12/2022
Purchase of Common Stock	138,756	10/13/2022
Purchase of Common Stock	142,245	10/14/2022
Purchase of Common Stock	143,560	10/17/2022
Purchase of Common Stock	207,558	10/18/2022
Purchase of Common Stock	65,861	10/19/2022
Purchase of Common Stock	343,235	10/20/2022
Purchase of Common Stock	7,731	10/21/2022
Purchase of Common Stock	299,666	10/24/2022
Purchase of Common Stock	47,395	10/25/2022
Purchase of Common Stock	565,155	10/26/2022
Purchase of Common Stock	4,000	10/27/2022
Purchase of Common Stock	800	10/28/2022
Purchase of Common Stock	800,000	10/31/2022
Purchase of Common Stock	4,111	11/01/2022
Purchase of Common Stock	75,000	11/02/2022
Purchase of Common Stock	52,000	11/03/2022
Purchase of Common Stock	100,000	11/04/2022
Purchase of Common Stock	127,000	11/07/2022
Purchase of Common Stock	405,000	11/08/2022
Purchase of Common Stock	145,000	11/09/2022
Purchase of Common Stock	100,000	11/11/2022
Purchase of Common Stock	430,000	11/14/2022
Purchase of Common Stock	378,443	11/15/2022
Purchase of Common Stock	750,000	11/16/2022
Purchase of Common Stock	750,000	11/17/2022
Purchase of Common Stock	991,557	11/18/2022
Purchase of Common Stock	175,000	11/21/2022
Purchase of Common Stock	100,000	11/23/2022
Purchase of Common Stock	70,000	12/05/2022
Purchase of Common Stock	75,000	12/06/2022
Purchase of Common Stock	30,000	12/12/2022
Purchase of Common Stock	25,000	01/19/2023
Purchase of Common Stock	7,326	02/17/2023
Purchase of Common Stock	40,116	02/21/2023
Purchase of Common Stock	52,802	02/22/2023
Purchase of Common Stock	15,960	02/23/2023
Purchase of Common Stock	112,748	02/24/2023
Purchase of Common Stock	654,048	03/01/2023
Purchase of Common Stock	5,000	03/02/2023

Melina Alberti-perez

Purchase of Common Stock	500	02/15/2023

Todd A. Everett

Purchase of Common Stock	6,172	07/19/2021
Purchase of Common Stock	700	02/17/2023

Katie A. may

Purchase of Common Stock	2,300	02/16/2023

LANCE E. ROSENZWEIG

Purchase of Common Stock	5,000	01/05/2023
Purchase of Common Stock	5,000	01/06/2023

SCHEDULE II

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table is reprinted from the Company’s definitive proxy statement filed with the Securities and Exchange Commission on March 14, 2023.

Beneficial Ownership of Company Stock

The following table sets forth the number of shares of Common Stock reported to be beneficially owned by (i) each of our directors and director nominees, and each executive officer named in the Summary Compensation Table (NEOs) and (ii) all directors, director nominees and executive officers as a group. Information reported with respect to our directors, director nominees and executive officers is based on ownership as of the close of business on March 10, 2023 (the Record Date for the Annual Meeting).

Title of Class of Stock	Name of Beneficial Owner	Shares Deemed to be Beneficially Owned(1)(2)(3)(4)		Options Exercisable Within 60 days(4)	% of Class
Common	Steven D. Brill	0	(5)	0	*
Common	Anne M. Busquet	142,064		29,690	*
Common	Robert M. Dutkowsky	109,617		19,802	*
Common	Mary J. Steele Guilfoile	123,552		19,802	*
Common	S. Douglas Hutcheson	130,002		115,746	*
Common	Michael I. Roth	168,698		19,802	*
Common	Linda S. Sanford	156,703		19,802	*
Common	David L. Shedlarz	151,821		37,700	*
Common	Sheila A. Stamps	65,636		19,802	*
Common	Darrell Thomas	0	(5)	0	*
Common	Marc B. Lautenbach(6)	5,291,512		5,038,924	2.9%
Common	Ana Maria Chadwick(7)	89,911		45,315	*
Common	Jason C. Dies(8)	761,413		561,066	*
Common	James Fairweather(9)	365,415		189,823	*
Common	Daniel J. Goldstein(10)	720,265		637,125	*
Common	All executive officers and directors as a group (17)	9,192,390		7,486,128	5.0%

*	Less than 1% of Pitney Bowes Inc. Common Stock.

(1)	These shares represent Common Stock beneficially owned as of March 10, 2023 (the Record Date for the Annual Meeting) and shares for which such person has the right to acquire beneficial ownership within 60 days thereafter. To our knowledge, none of these shares are pledged as security. There were 175,315,880 shares of our Common Stock outstanding as of March 10, 2023.

(2)	Other than with respect to ownership by family members, the reporting persons have sole voting and investment power with respect to the shares listed.

(3)	Includes shares that are held indirectly through the Pitney Bowes 401(k) Plan.

(4)	The director or executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of March 10, 2023 by exercising outstanding stock options or through the conversion of restricted stock units into securities. Amounts in this column are also included in the column “Shares Deemed to be Beneficially Owned.”

(5)	In connection with their appointment to the Board, Messrs. Brill and Thomas each received RSU grants of 3,725 RSUs March 2, 2023. These RSUs will not vest until March 2, 2024.

(6)	Mr. Lautenbach’s total includes four open market purchases of company stock using his personal funds: (i) 11,100 shares (approximately $100,122) made in May 2018 (ii) 4,739 shares (approximately $70,015) made in November 2016 (iii) 12,007 shares (approximately $250,000) made in October 2015 and (iv) 66,000 shares (approximately $1,000,000) made in May 2013.

II-1

(7)	Ms. Chadwick’s total includes two open market purchases of company stock using her personal funds: (i) 2,500 shares (approximately $18,781) made in May 2021 and (ii) 9,800 shares (approximately $49,882) made in February 2022.

(8)	Mr. Dies’ total includes one open market purchase of company stock using his personal funds: 3,600 shares (approximately $20,592) made in May 2019.

(9)	Mr. Fairweather’s total includes one open market purchase of company stock using his personal funds: 4,335 shares (approximately $14,823) made in August 2022.

(10)	Mr. Goldstein’s total includes three open market purchases of company stock using his personal funds: (i) 3.013 shares (approximately $10,000) made in July 2022 (ii)1,670 shares (approximately $24,699) made in November 2016 and (iii) 1,850 shares (approximately $25,049) made in May 2012.

The following table sets forth the number of shares owned by the persons or groups known to the Company to be the beneficial owners of more than five percent of any class of the Company’s voting securities are reflected in the chart below. The following information is based solely upon Schedules 13D, 13G and amendments thereto filed by the entities shown with the SEC as of the date appearing below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Common Stock(1)
The Vanguard Group, Inc. 100 Vanguard Blvd Malvern, PA 19355	18,227,445(2)	10.4%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	17,119,604(3)	9.8%
Entities associated with Hestia Capital Partners, LP(4) 175 Brickyard Road, Suite 200 Adams Township, Pennsylvania 16046	14,633,500(5)	8.3%

(1)	There were 175,315,880 shares of our Common Stock outstanding as of March 10, 2023 (the Record Date for the Annual Meeting).

(2)	As of December 31, 2022, The Vanguard Group, Inc. disclosed sole voting power with respect to 0 shares, shared voting power with respect to 286,021 shares, sole dispositive power with respect to 17,791,751 shares and shared dispositive power with respect to 435,694 shares. The Aggregate amount beneficially owned by each reporting person was 18,227,445 shares. The foregoing information is based on a Schedule 13G filed with the SEC on February 09, 2023.

(3)	As of December 31, 2022, BlackRock, Inc. disclosed sole voting power with respect to 16,973,052 shares and sole dispositive power with respect to 17,119,604 shares. The Aggregate amount beneficially owned by each reporting person was 17,119,604 shares. The foregoing information is based on a Schedule 13G filed with the SEC on January 24, 2023.

(4)	Includes Hestia Capital Partners, LP; Helios I, LP; Hestia Capital Partners GP, LLC; Hestia Capital Management, LLC; and Kurtis J. Wolf.

(5)	As of March 6, 2023, Hestia Capital Partners, LP disclosed shared voting power with respect to 4,525,000 shares and shared dispositive power with respect to 4,525,000 shares. The aggregate amount beneficially owned by each reporting person was 4,525,000 shares. As of March 6, 2023, Helios I, LP disclosed shared voting power of 9,430,000 shares and shared dispositive power of 9,430,000 shares. The aggregate amount beneficially owned by each reporting person was 9,430,000 shares. As of March 6, 2023, Hestia Capital Partners GP, LLC disclosed shared voting power of 13,955,000 shares and shared dispositive power of 13,955,000 shares. The aggregate amount beneficially owned by each reporting person was 13,955,000 shares. As of March 6, 2023, Hestia Capital Management, LLC disclosed shared voting power of 14,633,500 shares and shared dispositive power of 14,633,500 shares. The aggregate amount beneficially owned by each reporting person was 14,633,500 shares. As of March 6, 2023, Kurtis J. Wolf disclosed shared voting power of 14,633,500 shares and shared dispositive power of 14,633,500 shares. The aggregate amount beneficially owned by each reporting person was 14,633,500 shares. The total aggregate amount beneficially owned by all reporting entities associated with Hestia Capital Partners, LP was 14,633,500 shares. The foregoing information is based on a Schedule 13D/A filed with the SEC on January 24, 2023.

To the knowledge of the Company, there were no delinquent Section 16(a) reports filed during the fiscal year ended December 31, 2022 by any director, officer, or beneficial owner of more than 10 percent of the Company’s stock.

II-2

IMPORTANT

Your vote is important. No matter how many or few shares of Common Stock you own, please give Hestia your proxy FOR the election of the Hestia Nominees and in accordance with Hestia’s recommendations on the other proposals on the agenda for the Annual Meeting by taking three steps:

•	SIGNING the enclosed WHITE universal proxy card;

•	DATING the enclosed WHITE universal proxy card; and

•	MAILING the enclosed WHITE universal proxy card TODAY in the envelope provided (no postage is required if mailed in the United States).

•	VOTING BY INTERNET using the unique “control number” and following the instructions that appear on your WHITE universal proxy card.

If any of your shares of Common Stock are held in the name of a brokerage firm, bank, bank nominee or other institution, only it can vote such shares of Common Stock and only upon receipt of your specific instructions. Depending upon your broker or custodian, you should be able to vote either by toll-free telephone or by the Internet. Please refer to the enclosed voting form for instructions on how to vote electronically. You may also vote by signing, dating and returning the enclosed WHITE universal voting form and returning it in the enclosed pre-paid return envelope.

If you have any questions or require any additional information concerning this Proxy Statement, please contact Saratoga as set forth below.

If you have any questions, require assistance in voting your WHITE universal proxy card,

or need additional copies of Hestia’s proxy materials,

please contact:

Stockholders call toll-free at (888) 368-0379

Email: info@saratogaproxy.com

PITNEY BOWES INC.

2023 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF HESTIA CAPITAL PARTNERS, LP AND THE OTHER PARTICIPANTS IN ITS SOLICITATION

THE BOARD OF DIRECTORS OF PITNEY BOWES INC.
IS NOT SOLICITING THIS PROXY

W     H     I     T     E          P     R     O     X     Y

The undersigned appoints Kurtis J. Wolf, John Ferguson and Ann Marie Mellone and each of them, attorneys and agents with full power of substitution to vote all shares of common stock of Pitney Bowes Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2023 Annual Meeting of Stockholders of the Company scheduled to be held on May 9, 2023 at 9:00 a.m. Eastern Time, virtually at www.cesonlineservices.com/pbi23_vm (including any adjournments or postponements thereof and any meeting called in lieu thereof, the “Annual Meeting”).

The undersigned hereby revokes any other proxy or proxies heretofore given to vote or act with respect to the shares of common stock of the Company held by the undersigned, and hereby ratifies and confirms all action the herein named attorneys and proxies, their substitutes, or any of them may lawfully take by virtue hereof. If properly executed, this Proxy will be voted as directed on the reverse and in the discretion of the herein named attorneys and proxies or their substitutes with respect to any other matters as may properly come before the Annual Meeting that are unknown to Hestia Capital Partners, LP (together with the other participants in its solicitation “Hestia”) a reasonable time before this solicitation.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED WITH RESPECT TO THE PROPOSALS ON THE REVERSE, THIS PROXY WILL BE VOTED “FOR” THE FIVE (5) HESTIA NOMINEES AND “FOR” FOUR (4) COMPANY NOMINEES UNOPPOSED BY HESTIA IN PROPOSAL 1, “FOR” PROPOSAL 2, “AGAINST” PROPOSAL 3 AND “ONE YEAR” UNDER PROPOSAL 4.

This Proxy will be valid until the completion of the Annual Meeting. This Proxy will only be valid in connection with Hestia’s solicitation of proxies for the Annual Meeting.

IMPORTANT: PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY!

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

W     H     I     T     E          P     R     O     X     Y

[X] Please mark vote as in this example

HESTIA STRONGLY RECOMMENDS THAT STOCKHOLDERS VOTE “for” THE FIVE (5) HESTIA NOMINEES AND “for” FOUR (4) COMPANY NOMINEES UNOPPOSED BY HESTIA, AND NOT TO VOTE “FOR” ANY OF THE REMAINING FOUR (4) COMPANY NOMINEES LISTED BELOW IN PROPOSAL 1.

YOU MAY SUBMIT VOTES FOR UP TO NINE (9) NOMINEES. IMPORTANTLY, IF YOU MARK MORE THAN NINE (9) “FOR” BOXES WITH RESPECT TO THE ELECTION OF DIRECTORS, ALL OF YOUR VOTES FOR THE ELECTION OF DIRECTORS WILL BE DEEMED INVALID. IF YOU MARK FEWER THAN NINE (9) “FOR” BOXES WITH RESPECT TO THE ELECTION OF DIRECTORS, THIS PROXY CARD, WHEN DULY EXECUTED, WILL BE VOTED ONLY AS DIRECTED.

1.	Election of nine (9) nominees to serve as directors to the Board for a one-year term ending at the Company’s next annual meeting of stockholders and until his or her successor has been duly elected and qualified, or until such director’s death, resignation or removal.

HESTIA Nominees	FOR	WITHHOLD
1a) Milena Alberti-Perez	☐	☐
1b) Todd A. Everett	☐	☐
1c) Katie A. May	☐	☐
1d) Lance E. Rosenzweig	☐	☐
1e) Kurtis J. Wolf	☐	☐

COMPANY NomineeS UNOPPOSED BY HESTIA	FOR	WITHHOLD
1f) Steve Brill	☐	☐
1g) Mary J. Steele Guilfoile	☐	☐
1h) Sheila A. Stamps	☐	☐
1i) Darrell Thomas	☐	☐

COMPANY Nominees OPPOSED BY HESTIA	FOR	WITHHOLD
1j) Anne M. Busquet	☐	☐
1k) Robert Dutkowsky	☐	☐
1l) Marc Lautenbach	☐	☐
1m) Linda Sanford	☐	☐

HESTIA MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSAL 2.

2.	The Company’s proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2023.

☐ FOR	☐ AGAINST	☐ ABSTAIN

HESTIA RECOMMENDS STOCKHOLDERS VOTE “AGAINST” PROPOSAL 3.

3.	The Company’s proposal to approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

HESTIA MAKES NO RECOMMENDATION WITH RESPECT TO PROPOSAL 4.

4.	The Company’s proposal to approve, on a non-binding advisory basis, the frequency of future advisory votes to approve the Company’s executive compensation.

☐ ONE YEAR	☐ TWO YEARS	☐ THREE YEARS	☐ ABSTAIN

DATED: ____________________________

____________________________________
(Signature)

____________________________________
(Signature, if held jointly)

____________________________________
(Title)

WHEN SHARES ARE HELD JOINTLY, JOINT OWNERS SHOULD EACH SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, ETC., SHOULD INDICATE THE CAPACITY IN WHICH THEY ARE SIGNING. PLEASE SIGN EXACTLY AS NAME APPEARS ON THIS PROXY.